Exhibit 10.8
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
AMENDED AND RESTATED
MASTER SERVICES AGREEMENT
by and between
Healthcare Services, Inc.
d/b/a
Accretive Health
and
Ascension Health
as of
December 13, 2007

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- ii -

MASTER SERVICES AGREEMENT
             MASTER SERVICES AGREEMENT, as amended and restated as of December 13, 2007 by and between Healthcare Services, Inc. d/b/a Accretive Health, a Delaware corporation (“Accretive”) and Ascension Health, a Missouri nonprofit corporation (“Ascension Health”).
W I T N E S S E T H:
             WHEREAS, Ascension is a nonprofit, tax-exempt healthcare system serving the patient needs of its health ministry communities;
             WHEREAS, Accretive is a company providing revenue cycle operations services;
             WHEREAS, the parties entered into a Master Services Agreement on October 14, 2004 to allow Ascension Health and the Affiliates to better serve the community’s need for health care services by engaging in compliant and more efficient patient billing and collection services.
             WHEREAS, the parties wish to amend and restate the Master Services Agreement on the terms and conditions set forth herein;
             NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, Ascension Health, Affiliates and Accretive agree as follows:
Article 1. DEFINITIONS, CONSTRUCTION, AND AFFILIATE SCHEDULES
1.01	Definitions. The following defined terms when capitalized (or when the context clearly indicates the parties intended the defined term) shall have the meanings specified below:
1.01.01	“Accretive Agents” shall mean the subcontractors and agents of Accretive permitted to provide Services pursuant to this MSA.

1.01.02	“Accretive Employees” shall mean individuals employed by Accretive who are providing services to an Affiliate.

1.01.03	“Accretive Machines” shall mean those machines and equipment owned or leased by Accretive and used exclusively at the Affiliate Service Locations or used outside the Affiliate Service Location to deliver the Services (e.g. a server) exclusively to Ascension Health. This shall not include laptop computers used by Accretive management staff on an exclusive basis.

1.01.04	“Accretive Proprietary Software” shall have the meaning set forth in Section 14.02.

1.01.05	“Accretive Service Locations” shall mean the Service Locations owned, leased, or under the control of Accretive that are set forth in

Exhibit 1 of the Affiliate Schedules and from which Services are provided.
1.01.06	“Accretive Software” shall mean the Accretive Proprietary Software and the Accretive Third Party Software, collectively.

1.01.07	“Accretive Staff’ shall mean the Accretive Employees and Contract Employees who are performing Services under this Agreement.

1.01.08	“Accretive Third Party Software” shall have the meaning set forth in Section 14.03.

1.01.09	“Accretive Tools” shall mean all Accretive-specific equipment and Accretive and third party tool kits including software and other materials used by Accretive to provide the Services.

1.01.10	“Affiliate” means any entity designated by Ascension Health as a health ministry which executes an Affiliate Schedule.

1.01.11	“Affiliate Contract Year” shall mean each consecutive twelve (12) month period commencing on the Affiliate Effective Date or any anniversary of the Affiliate Effective Date during the Term.

1.01.12	“Affiliate Effective Date” for an Affiliate Schedule shall mean the date as set forth in the Affiliate Schedule as the Affiliate Effective Date and the date upon which Accretive assumes responsibilities for the Services in accordance with the applicable Affiliate Schedule.

1.01.13	“Affiliate Facilities” shall have the meaning set forth in Section 7.01.01.

1.01.14	“Affiliate Machines” shall mean those machines and equipment owned or leased by an Affiliate and utilized by Accretive in performing the Services as set forth in Appendix A of each Affiliate Schedule.

1.01.15	“Affiliate Proprietary Software” shall have the meaning set forth in Section 14.01.

1.01.16	“Affiliate Schedule” shall mean an agreement by and among Ascension Health, an Affiliate, and Accretive that amends and supplements this MSA as to the Services to be provided to Affiliate by Accretive under this MSA, a form of which is attached hereto as Exhibit 2.

1.01.17	“Affiliate Service Locations” shall mean the service locations owned, leased, or under the control of an Affiliate that are set forth in Appendix B to the applicable Affiliate Schedule from which Services are provided as may be modified from time to time pursuant to Article 11.
1.01.18	“Affiliate Software” shall mean the Affiliate Proprietary Software and the Affiliate Third Party Software, collectively.

1.01.19	“Affiliate Term” shall have the meaning set forth in Section 2.02.

1.01.20	“Affiliate Third Party Software” shall have the meaning set forth in Section 14.01.

1.01.21	“Ascension Health Agents” shall mean the subcontractors and agents of Ascension Health and the respective Affiliate(s).

1.01.22	“Ascension Health Data” shall mean all data and information submitted to Accretive by Ascension Health or Affiliates or acquired by Accretive in connection with the Services.

1.01.23	“Average Wage Increase” shall mean the average annual increase provided by a respective Affiliate to its non-clinical staff. For purposes of this definition, non-clinical staff shall mean employees not engaged in direct patient care.

1.01.24	“Base Case” shall mean the financial summary prepared by Ascension Health and Accretive reflecting each Affiliate’s actual and budgeted expenditures for performing the Services during the year preceding the Affiliate Effective Date as shall be set forth in each Affiliate Schedule as Appendix D. Accretive and the Affiliate shall meet [**] and [**] after the respective Affiliate Effective Date to substantiate and verify the accuracy of the Base Case and make mutually agreeable revisions resulting in an amendment of the Base Fee. To the extent that the Base Fee is adjusted pursuant to this Section, the adjustment will be retroactive to the Affiliate Effective Date. To the extent that the Base Fee is increased the retroactive adjustment will be reflected on the next Base Fee invoice and to the extent the Base Fee is decreased then the retroactive adjustment will be reflected as a credit on the next Base Fee invoice. If the Affiliate and Accretive disagree on revisions to the Base Case, the Joint Review Board shall meet to discuss and agree to changes to the Base Case.

1.01.25	“Claim” shall mean any claim, action, suit, proceeding, arbitration, or Governmental or Regulatory Authority investigation. “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States or any state, county, city, or other political subdivision or any hospital accrediting agency.

1.01.26	“Confidential Information” shall mean all confidential information and documentation of Accretive, Ascension Health and each Affiliate, including (a) with respect to Ascension Health and Affiliates, all Ascension Health Data and other information of Ascension Health and Affiliates or its customers that is not permitted to be disclosed to third parties under applicable laws and regulations and (b) the terms of this MSA.

1.01.27	“Contract Employees” shall have the meaning set forth in Section 5.01.

1.01.28	“Designated Sponsor” shall mean the individual designated by an Affiliate to be responsible for oversight and decision-making on behalf of that Affiliate relating to an Affiliate Agreement.

1.01.29	“Dormant Receivable” shall mean any unpaid patient balance which:
a)	remains unpaid on the 366th day following the date the invoice reflecting such unpaid patient balance was issued; and

b)	which is not the subject of a paid-to-date, current financial payment plan between the patient and an Affiliate; and

c)	has either been referred to an independent third party collection agency which has failed to secure payment and has returned the account to the Affiliate or has been the subject of diligent collection efforts by Accretive, to the reasonable satisfaction of Affiliate, which have not resulted In payment.
1.01.30	“Federal Health Care Program” shall mean the Medicare program, TRICARE, the Medicaid program, the Maternal and Child Health Services Block Grant program, the Block Grants for State for Social Services program, any state Children’s Health Insurance program, or any similar program.

1.01.31	“Fees” shall mean the Fees set forth in Section 18.

1.01.32	“Final Service Date” shall mean the last date Accretive provides Services for an Affiliate or Ascension Health.

1.01.33	“Force Majeure Event” shall mean any failure or delay of a party due to fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts, or labor difficulties, court order, third party nonperformance (except the non-performing party’s subcontractors or agents other than as a result of an event that would otherwise be a Force Majeure Event to the parties), health facility emergency or action affecting access to or use of the Affiliate Service Locations, or any other similar cause beyond the reasonable control of such party and without the fault or negligence of such party; provided that such failure or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the nonperforming party through the use of alternate sources, disaster recovery plans and procedures, work around plans, or other means.
1.01.34	“Interest” shall mean the Prime Rate published in the Wall Street Journal (or similar publication if the Wall Street Journal ceases to publish such a rate) which is determined by the Wall Street Journal utilizing the base rate posted by 75% of the nation’s largest banks from time to time.

1.01.35	“Joint Review Board” shall mean the joint review board as set forth in Section 13.01.

1.01.36	“Key Accretive Staff’ shall mean the Accretive Staff members who are designated pursuant to Section 12.01.

1.01.37	“Master Contract Year” shall mean each consecutive twelve (12)- month period commencing on the Master Effective Date or the anniversary of the Master Renewal Date during the Master Term.

1.01.38	“Master Renewal Date” shall mean January 1, 2008

1.01.39	“Master Services Agreement,” or “MSA” shall mean this Master Services Agreement, the Affiliate Schedules, the Exhibits, the Appendices, renewed and extended on November ___, 2007 and all amendments thereto. With respect to an Affiliate, MSA shall mean the Master Services Agreement, the Affiliate Schedule applicable to such Affiliate, the Exhibits, the Appendices, and all amendments thereto.

1.01.40	“Master Term” shall mean the period from the Master Renewal Date until December 31, 2012.

1.01.41	“Operating Protocols” shall mean the operating protocols attached hereto as Exhibit 3 as they may be amended from time to time.

1.01.42	“Performance Guaranty” shall have the meaning set forth in Section 19.06 of this MSA.

1.01.43	“Quarter” shall mean the periods beginning January 1, April 1, July 1, and October 1 and ending March 31, June 30, September 30, and December 31 respectively, except as provided below. At the commencement of Services to any Affiliate, Quarter shall mean that period of time between the Affiliate Effective Date and the beginning of the next Quarter as defined above.

1.01.44	“Related Entity” or “Related Entities” shall mean any entity or entities in which either Accretive, Ascension Health or any Affiliate (as the context requires): (i) is its sole corporate member; (ii) owns more than a 20% ownership interest; or (iii) has voting control of the membership interests or managing board.

1.01.45	“Retained Resources” shall mean those assets or obligations retained by an Affiliate, and for which Accretive will have responsibility for managing, administering, and maintaining.

1.01.46	“Retained Resources Agreements” shall mean those agreements for the Retained Resources, copies of which shall be provided to Accretive by the respective Affiliate (e.g. unassigned equipment leases and third party services agreements).

1.01.47	“Retained Resource Vendor” shall mean a party obligated to provide resources or services to an Affiliate under a Retained Resources Agreement.

1.01.48	“Roll-Out Plan” shall have the meaning set forth in Section 4.01.

1.01.49	“Service Locations” shall mean those Affiliate Service Locations and Accretive Service Locations and such other locations designated by Ascension Health as agreed upon by the parties pursuant to Section 11.01 from which the Services are provided.

1.01.50	“Services” shall have the meaning set forth in Section 3.02 and the Operating Protocols.

1.01.51	“Site(s)” shall mean the locations or facilities of an Affiliate identified in Appendix C of the respective Affiliate Schedules and to which Accretive will provide the Services specified in such Affiliate Schedule.

1.01.52	“Software” shall mean object or executable code and related documentation customarily supplied with such code. Software does not include source code and related documentation unless otherwise expressly indicated.

1.01.53	“Termination Assistance Services” shall mean (1) the cooperation of Accretive with Ascension Health in effecting the orderly transfer of the Services to a third party or the resumption of the Services by the respective Affiliate upon request by Ascension Health and (2) the performance by Accretive of such services as may be requested by Ascension Health in connection with the transfer of the Services to a third party or the resumption of the Services by the respective Affiliate.

1.02	References. This Master Services Agreement is one contract that consists of a Master Services Agreement, Affiliate Schedules, and Exhibits, Appendices, and Schedules to the foregoing together with any existing and future amendments, modifications and supplements however denominated to any of the foregoing. All references to, and mentions of, this MSA shall include all of the foregoing, unless the context clearly requires otherwise. References to any law shall mean references to the law in changed or supplemented form or to a newly adopted law replacing a previous law.

1.03	Headings. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this MSA, or the Affiliate Schedules. References in this document to section numbers are references to section numbers in the MSA unless the context otherwise requires.

1.04	MSA, and Affiliate Schedules. The terms and conditions set forth in this MSA will govern Accretive’s provision of Services to each of the Sites identified in the Affiliate Schedules, except as may be amended by an Affiliate Schedule in respect of the Site covered by such Affiliate Schedule. Ascension Health may invite Accretive to bid on providing services to existing and additional Related Entities. If Accretive is selected as the vendor to provide services to any Related Entity, such Related Entity and Accretive shall enter into an Affiliate Schedule.

1.05	Interpretation of Documents. In the event of a conflict between this document and any Affiliate Schedule, the terms of the Affiliate Schedule shall prevail with respect to such Affiliate.
Article 2. TERM
2.01	MSA. The term of this MSA shall commence on the Master Renewal Date and continue until the end of the Master Term, unless this MSA is otherwise extended or renewed pursuant to this Article 2 or terminated earlier pursuant to Article 27 (the “Master Term”). The MSA shall automatically renew for successive one (1) year terms unless either party provides notice not to renew pursuant to Section 27.04.

2.02	Affiliate Schedule. The initial term of an Affiliate Schedule shall commence on the Affiliate Effective Date and shall continue for a period of five (5) years and will automatically renew for successive one (1) year terms thereafter unless either Ascension Health or Accretive provides notice not to renew pursuant to Section 27.04 (the “Affiliate Term”). In no event will an Affiliate Schedule survive expiration of this MSA.
Article 3. SERVICES
3.01	Appointment of Accretive. Ascension Health hereby appoints Accretive as the provider of the revenue cycle services set forth in this MSA and Accretive accepts such appointment and agrees to provide the Services on the terms and conditions stated herein.

(a)	Services. Commencing as of the Affiliate Effective Date and continuing throughout the Affiliate Term, Accretive shall provide to the Affiliates: (1) revenue cycle services as more specifically set forth in the Standard Scope of Services established in the Operating Protocols, unless otherwise provided for in the Affiliate Schedule; (2) services otherwise identified in this MSA as being part of the Services; (3) services (but not staffing levels) included in the Affiliate Base Case, to the extent such services can be objectively demonstrated to be “in-scope” by Affiliate from an examination of the Affiliate Base Case and its supporting documentation prepared in the normal course of business; and (4) tasks, functions and responsibilities not specifically described but inherent in and incidental to the performance of matters described in the MSA ((1) through (4) collectively, the “Services”). It is contemplated by the parties that Accretive Health may develop additional service offerings beyond those identified as Services. Accretive Health agrees to present a summary of those service offerings for review and approval to Ascension Health prior to presenting those offerings to an Affiliate.
3.02	Delegation of Authority. Subject to the (i) direction of the Board of Trustees and senior management of an Affiliate that executes an Affiliate Schedule under this MSA and (ii) the terms and conditions of this MSA and the applicable Affiliate Schedule, Ascension Health and an Affiliate that executes an Affiliate Schedule delegate to Accretive the authority to conduct, manage, supervise and coordinate all aspects of the day-to-day operation of the revenue cycle operations services for Affiliates as of the Affiliate Effective Date. Notwithstanding the foregoing, the Board of Trustees of a respective Affiliate and such Affiliate shall retain complete responsibility for the overall supervision and control of the business, assets and properties of the Affiliate. The Board of Trustees of the Affiliate shall exercise all policy decisions in accordance with the fiduciary obligations customarily residing with such a board and subject to the requirements of state and federal laws. Accretive shall perform all of its duties and obligations under this MSA reporting to the Affiliate’s Designated Sponsor and in conformity with the policies and procedures of the respective Affiliate, as adopted by the Affiliate from time to time.

3.03	Compliance. All Services shall comply with all applicable laws, regulations and authority.

3.04	Recordkeeping. Accretive will supervise the preparation and maintenance of all files and records related to the Services provided to each Affiliate including, but not limited to, patient accounting, billing, patient records and collection records. The preparation and management of the foregoing files and records shall comply with applicable state and federal statutes and with all applicable policies and procedures of Affiliate. All records shall be retained by Accretive in accordance with Affiliate’s record retention policies and applicable law. As part of the Services, Accretive shall upon (1) Affiliate’s request, or (2) the cessation of the Termination Assistance Services pursuant to each Affiliate Schedule or this MSA, except as otherwise agreed to by the parties, (a) Accretive shall promptly return to

Affiliate, in the format and on the media in use as of the date of the request, all or the portion requested of the records applicable to the Services. With the exception of patient care records which shall be returned to Affiliate as provided herein, in the event such records cannot be returned to Affiliate, Accretive shall erase or destroy all or a portion of Ascension Health Data in Accretive’s possession prior to the cessation of the Termination Assistance Services pursuant to each Affiliate Schedule. As part of the Services, Accretive shall maintain backup files and microfiche in accordance with applicable laws and regulations, each Affiliate’s policies and procedures in a manner mutually agreed upon by Accretive and the respective Affiliate.

3.05	Return of Data. Archival tapes or other media utilized by Accretive and containing any Affiliate records or Ascension Health Data shall be used solely for back-up purposes and shall be returned or destroyed pursuant to this Section 3.05.

3.06	Tax Exempt Status and Charity Care Policies. The parties expressly acknowledge that in furtherance of its charitable mission Ascension Health and the Affiliates have charity care and billing and collection policies, procedures and guidelines.(“Charity Care Policies”). Such policies may apply to both insured and uninsured patients and may require discounts to be given to both patients in financial need and those who are not. As of the Master Effective Date, the Ascension Charity Care Policies are referred to as Ascension Health policies 9 and 16. Additionally, certain Affiliates may have Charity Care Policies which supplement the charity care that would be provided for by policies 9 and 16. Accretive agrees to abide by: (a) all charity care and billing and collection policies of Ascension Health, or any amendment, replacements or additions thereto, (e.g. currently policies 9 and 16),and (b) all charity care and billing and collection policies of Affiliates, or any amendment, replacements or additions thereto, which are consistent with Ascension Charity Care Policies. The parties further agree that there will be no targeting of uninsured patients in the course of implementing charge master and pricing initiatives. The parties acknowledge that Ascension Health and each of the Affiliates are organizations that are exempt from federal tax under Section 501(c)(3) of the Internal Revenue Code and that notwithstanding any other provision of this MSA, neither Ascension Health nor any of the Affiliates shall be required to take any action or perform in a manner which jeopardizes their respective tax-exempt status.

3.07	Discretion to Bill. The parties expressly acknowledge that in furtherance of Affiliates’ operations, Affiliates reserve the right to waive or adjust fees charged for services to the respective Affiliate’s patients.

3.08	Accretive Licenses and Permits. As part of the Services, Accretive is responsible for obtaining, and has financial responsibility for, all necessary licenses, consents, approvals, permits, and authorizations required by applicable legislative enactments and regulations to be obtained in order to perform the Services. Affiliate shall reasonably cooperate with and assist Accretive in obtaining any such licenses, consents, approvals, permits, and authorizations.

3.09	Accretive Processes. As part of the Services, Accretive shall regularly update the tools, utilities, processes, methods, and procedures used by Accretive to provide the Services to the extent they are generally upgraded for other customers of Accretive without additional charge and are applicable to the Services provided under this MSA. Where not otherwise specified in this MSA, Accretive will perform the Services using processes, documentation and methodologies designed to improve delivery of the Services.
Article 4. STARTUP OF OPERATIONS
4.01	Roll-Out Plan. As part of the Services and before execution of the respective Affiliate Schedule or within the period of time specified in the respective Affiliate Schedule, Accretive shall develop, upon Affiliate’s approval, a detailed roll-out plan in accordance with the Operating Protocols (the “Roll- Out Plan”). Accretive and Affiliate shall work collaboratively to assure the successful implementation of the Roll-Out Plan.

4.02	Ascension Health and Affiliate Review and Participation. Accretive shall allow Ascension Health and the respective Affiliate to monitor, test, and otherwise participate in the startup of operations as, from time to time, requested. The highest level Accretive Employee responsible for an Affiliate’s roll-out shall periodically meet at regular intervals with such Affiliate’s Designated Sponsor until completion of the Roll-Out Plan in order to review the status of the Roll-Out Plan.

4.03	Negative Impact. Accretive shall implement the startup of operations without causing an unplanned material disruption of Affiliate’s operations (which may be caused by but is not limited to, errant billing; disruption of communication with patients, physicians, health plans, etc.; or failure to comply with laws and regulations). To the extent an unplanned material disruption occurs due to a delay, other than a delay that is excused because it: (i) is not caused by Accretive (which includes Affiliates insistence upon a provision in the Roll- Out Plan over the written objections of Accretive); (ii) has been consented to by Affiliate in writing; or (iii) is an event of Force Majeure affecting the transition, Accretive shall reimburse Ascension Health or the respective Affiliate for the “public relations cost” (and no such cost shall be deemed Consequential Damages) incurred to mitigate the impact to Affiliate’s employees, medical staff, contractors, and patients of the delay. The parties agree that “public relations costs” may include third party public relations costs, advertising and publications costs related to communications regarding the delay and related items. The “public relations costs” shall not include any costs related to Ascension Health or Affiliate personnel or any costs related to any communication through an existing Ascension Health or Affiliate communication vehicle. The “public relations costs” paid under this MSA shall not exceed $250,000.00 in any eighteen (18) month period. Accretive, Ascension Health and Affiliate shall reasonably cooperate with each other to coordinate any such public relations efforts.

4.04	Transfer of Leases and Agreements. On the respective Affiliate Effective Date Accretive shall assume the agreements set forth on Appendix E of the respective Affiliate Schedule (“Assigned Agreements”). Accretive may, to the extent permitted by the Assigned Agreements, renew, modify, terminate or cancel, or request or grant any consents or waivers under, any Assigned Agreements. Any modification, termination or cancellation fees or charges, liabilities or other obligations imposed upon Affiliate in connection with any modification, termination or cancellation of, or consent or waiver under, any Assigned Agreements that are made or requested by Accretive shall be paid or performed by Accretive. Accretive shall pay the invoices submitted by third parties in connection with the Assigned Agreements to the extent the invoices relate to periods arising on or after the Affiliate Effective Date. Affiliate shall pay the invoices submitted by third parties in connection with the Assigned Agreements, to the extent relating to periods arising prior to the Affiliate Effective Date(s). In the event that any Assigned Agreement cannot be assigned on the applicable Affiliate Effective Date(s) due to time constraints, the respective Affiliate shall be responsible for the payment of the invoices submitted by third parties and Accretive shall reimburse such Affiliate for such amounts as relate to periods on or after the applicable Affiliate Effective Date(s).
Article 5. STAFFING
5.01	Contract Employees . As of each Affiliate Effective Date, Accretive shall lease from the respective Affiliate those Affiliate employees listed in Appendix H to the respective Affiliate Schedule (“Contract Employees”), on an exclusive basis. Contract Employees shall be considered for all purposes to be employees of the respective Affiliate and not of Accretive, and the respective Affiliate shall have sole responsibility for the following:
5.01.01	Pay all wages, bonuses, if any , and other remuneration and all applicable federal, state, municipal and other governmental taxes with respect to the employment of the Contract Employees, including, without limitation, social security, federal and/or state unemployment compensation taxes.

5.01.02	Maintain payroll records and reports.

5.01.03	Have all responsibility for any retirement, health, life, disability or similar employee benefit for the Contract Employees, including vacation or sick days or holidays that may be offered by Affiliate pursuant to its standard policies, procedures, and plans.

5.01.04	Accretive and Affiliate shall review and revise the roster of Contract Employees listed on Appendix H of each Affiliate Schedule on a bi weekly basis and shall adjust the lease payment to be paid to the respective Affiliate by Accretive pursuant to paragraph 5.07 below, as specified in the applicable Affiliate Schedule.

5.02	Accretive will have the following rights with respect to Contract Employees:

5.02.01	The right to control and direct the work activities of the Contract Employees relating to the Services and subject to its obligations under paragraph 5.05 below. In exercising such right, which may include a request to remove or discipline a Contract Employee, Accretive shall comply with the respective Affiliate’s policies and procedures regarding progressive discipline, as well as, all other applicable personnel policies, procedures, and/or collective bargaining agreements. Prior to removing or disciplining a Contract Employee, Accretive shall consult and work with Affiliate to ensure the removal of the Contract Employee from providing Services under this MSA and/or discipline of a Contract Employee is conducted in a manner consistent with Affiliate’s applicable policies, procedures, and/or collective bargaining agreements. In the event Affiliate objects to the Contract Employee being removed or disciplined, Affiliate may submit the matter to the Joint Review Board for further discussion and prompt resolution. Any request by Accretive to remove an individual from the roster shall not be deemed to constitute or require a termination of such individual’s employment by Affiliate, and in no event shall Accretive be deemed an employer of any such person.

5.02.02	The right to reassign a Contract Employee to a comparable position in pay, benefits, and/or duties providing Services to the respective Affiliate consistent with Affiliate’s personnel policies and procedures and any applicable collective bargaining agreement. Reassignment to a position with non-comparable pay, benefits, and/or duties shall be subject to the process established in Section 5.02.01.

5.02.03	The right to determine whether or not a Contract Employee who ceases employment with Affiliate, or who transfers under Affiliate’s customary policies and procedures to an area not subject to Accretive’s Services, should be replaced and whether the replacement should be by an Accretive employee or an Affiliate Contract Employee. In the event that Accretive determines that the position is to be filled by adding a new Contract Employee to the roster, and that individual will be a new hire for Affiliate, Affiliate shall have the right to approve the hiring of the Contract Employee and the Contract Employee’s terms and conditions of employment, including, but not limited to, pay and benefits. In the event an Affiliate objects to the manner in which Accretive exercises its rights under this Section 5.02.03, the Affiliate shall be permitted to submit the matter for consideration to the Joint Review Board.
5.03	Contract Employee Payments. Accretive shall pay Affiliate for all employment-related costs, benefits and expenses arising out of the employment by the respective Affiliate of the Contract Employees identified in Appendix H of the Affiliate Schedule as it may be amended from time to time pursuant to the Operating Protocols. Payment shall be made by wire transfer or other mutually acceptable means in twenty-six (26) payments per year and shall be received by

Affiliate the day prior to each payroll for the respective Affiliate. Accretive shall not be responsible for any employment related costs not included in the determination of the Base Case unless required, authorized or approved in advance by Accretive.

5.04	In the event that any portion of the Base Fee is held by Accretive in any account which is subject to investment risk, Ascension Health shall have the right to demand reasonable assurances that Accretive is able to make all Lease payments in a timely fashion and Accretive shall provide such assurance within three (3) business days. Accretive shall notify Ascension Health, in writing, in advance of the transfer or deposit of any component of the Base Fee into an account subject to investment risk. Failure of Accretive to provide reasonable assurances as set forth in this Section shall entitle Ascension Health to require that Accretive escrow funds sufficient to satisfy Accretive’s Employee Reimbursement payment through the end of the Quarter within ten (10) days of this request for reasonable assurance.

5.05	Contract Employees shall be subject to all personnel policies and regulations applicable to Affiliate’s employees generally, including, but not limited to, time off with or without pay, and leaves of absence under the Family and Medical Leave Act. While Contract Employees are providing Services hereunder, Accretive shall maintain a safe, healthy and non-discriminatory working environment in compliance with all applicable laws and regulations and shall indemnify Ascension Health and Affiliate for its failure to do so pursuant to Section 30.02. Likewise, each Affiliate shall maintain a safe, healthy and non-discriminatory working environment in compliance with all applicable laws and regulations and shall indemnify Accretive for its failure to do so pursuant to Section 30.01. Accretive shall honor and observe all obligations of a respective Affiliate provided for in any collective bargaining agreement which govern the employment of any Contract Employees as it relates to the employees covered by the particular collective bargaining agreement, and shall indemnify and hold a respective Affiliate harmless for its failure to do so pursuant to Section 30.02.

5.06	Departmental Policies and Compensation Plan. On behalf of the respective Affiliate and subject to the approval of an Affiliate prior to implementation, Accretive shall be responsible for developing and implementing performance management policies and practices for the Affiliate’s Contract Employees which are designed to achieve the performance objectives necessary to fulfill the objectives of this MSA. Subject to the approval of the Affiliate, Accretive shall also be responsible for developing and implementing a compensation plan for Contract Employee’s which supports the performance management policies discussed above (the “Compensation Plan”). The Compensation Plan shall set forth, at a minimum, the manner in which annual pay increases shall be determined, the manner in which compensation for overtime service will be determined and any other matters which impact the compensation of a Contract Employee. Affiliate shall not unreasonably withhold or delay its approval of the performance management policies and compensation plans contemplated by this paragraph. The Affiliate shall have the right to review changes in individual compensation of Contract Employee’s in advance to assure that the proposed changes are consistent with the Compensation Plan. Accretive agrees that its Compensation Plan will not violate any Affiliate personnel policy, regulation or collective bargaining agreement.

5.07	Contract Employee Compensation Adjustments. If a Contract Employee’s compensation is adjusted under the terms of the applicable Compensation Plan, Accretive shall provide Affiliate with an amended Appendix H reflecting the adjustment at least ten (10) days prior to the effective date of the compensation adjustment and the reimbursement provided by Accretive pursuant to Section 5.03 above shall be adjusted accordingly.

5.08	Severance Payments. In the event a Contract Employee is designated for removal from the roster by Accretive and Affiliate elects to terminate the Contract Employee within ninety (90) days of the date the employee was designated for removal from the roster, Accretive shall reimburse Affiliate for any separation payments made to the employee pursuant to the Affiliate’s applicable personnel policies, exclusive of accrued vacation, PTO or sick leave, up to a maximum of 90 days.

5.09	Increases in Compensation. Accretive agrees that the average annual percentage increase in compensation of Contract Employees will be [**] the Average Wage Increase.

5.10	Accretive Employees. All Accretive Employees shall be qualified and competent to render Services under this MSA, and shall provide Services in compliance with (i) all applicable state, federal and local laws and regulations, (ii) the requirements of all regulatory and/or accrediting agencies and third party payors applicable to the respective Affiliate, including Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”), and (iii) the applicable policies, procedures and applicable collective bargaining agreements of the Affiliate. With respect to Accretive Employees, Accretive shall:
5.10.01	Pay all wages, bonuses, if any, and other remuneration and all applicable Federal, state, municipal and other governmental taxes with respect to the employment of the Accretive Employees, including, without limitation, social security, federal and/or state unemployment compensation taxes.

5.10.02	Maintain payroll records and reports.

5.10.03	Have all responsibility for any retirement, health, life, disability or similar employee benefit for Accretive Employees, including vacation or sick days or holidays.
5.11	While at the Affiliate Service Locations, Accretive Employees shall (1) comply as requested with standard rules and regulations of Affiliate regarding personal and professional conduct (including the wearing of a particular uniform, identification badge, or personal protective equipment and adhering to health care facility regulations which in some instances may include drug screen, tuberculosis testing (or other communicable disease testing required by law) and general safety practices or procedures) generally applicable to such Affiliate Service Locations, and (2) otherwise conduct themselves in a businesslike manner. In the event that Affiliate determines in good faith that the continued assignment of one or more Accretive Staff is not in the best interests of Affiliate (and provided the basis for such determination is not prohibited by law), Affiliate shall consult with Accretive to that effect. Upon such consultation, Accretive shall have a reasonable period of time in which to investigate the matters stated in such notice, discuss its findings with Affiliate and resolve the problems with such person. If Affiliate and Accretive can not agree on the disposition of the matter it shall be referred to the Joint Review Board for prompt resolution. In the event that the Joint Review Board determines that the Accretive employee should be removed, Accretive shall replace that person with another person of suitable ability and qualifications. However, under circumstances where an Accretive Employee’s continued presence at an Affiliate would be particularly disruptive to the Affiliate’s operations or would pose a risk to Affiliate, its employees, or patients, Affiliate shall have the right to demand and Accretive must immediately remove such individual(s) from Affiliate’s account pending such investigation and discussion. In any event, any request by Affiliate to remove an individual from Affiliate’s account shall not be deemed to constitute or require a termination of such individual’s employment by Accretive and in no event shall Affiliate be deemed an employer of any such person.

In the event that Accretive believes that an Affiliate’s requests for reassignment of Accretive employees under this paragraph are unreasonable or excessive, it shall have the right to refer the issue directly to the Joint Review Board for discussion.
Article 6. APPOINTMENT AS ATTORNEY IN FACT
6.01	Affiliate shall sign a power of attorney, and shall cause all entities for which Accretive is performing Services through an Affiliate (“Eligible Entities”) for whom Accretive will perform Services to sign a power of attorney, in the form attached hereto as Appendix L to Exhibit 1, to authorize Accretive to process medical claims of Affiliate and Eligible Entities and to receive and deposit funds from third party payors, including self pay patients, into accounts controlled by or in the name of Affiliate or the Eligible Entities which power shall be subject to review by the Affiliate. Accretive agrees to execute any document or agreement reasonably requested by third parties or Affiliates to permit Accretive to perform the Services.
Article 7. AFFILIATE RESPONSIBILITIES
7.01	Affiliate shall be responsible for:
7.01.01	Except for payment to Affiliate by Accretive for certain occupancy expenses to be set forth in Appendix I (“Reimbursement for Occupancy Expenses”) of the respective Affiliate Schedule, Affiliate will make available at no cost to Accretive the Affiliate Service Locations set forth on Appendix B of the applicable Affiliate Schedule for the time periods set forth in such Appendix, which Appendix may be amended from time to time by the respective Affiliate. Affiliate shall also make available to Accretive any on-site and off-site storage currently used by Affiliate in connection with the

Services. Affiliate shall furnish standard office furnishings and services, including janitorial services of the same quality as it provides its own staff, at the Affiliate Service Locations, from time to time. (The specified space and the associated storage space are collectively the “Affiliate Facilities”).

7.01.02	With respect to the Affiliate Facilities, Affiliate will manage and maintain as necessary the building and property including the structures, roof, exterior and interior walls, electrical systems, Internet access (to the extent available at the Affiliate Service location on the respective Affiliate Effective Date), telephone service, water, sewer, lights, heating, ventilation and air conditions (HVAC) systems, physical security systems, fire suppression systems, general custodial services and other infrastructure components relating to the Affiliate Service Locations.

7.01.03	Accretive may not provide services to other customers from Affiliates Facilities without Affiliate’s consent. Accretive’s use of Affiliate Facilities shall not constitute a leasehold or other property interest in favor of Accretive. To the extent Accretive’s use of Affiliate Facilities materially increases Affiliate’s facility or other costs, Affiliate reserves the right to charge Accretive for such excess costs after reasonable consultation with Accretive. Affiliate shall have the option at any time during the Master Term of relocating the Accretive Staff, other employees, and subcontractors located in such office space provided by Affiliate to another comparable location or facility; provided that such relocation shall not require a move by Accretive Staff of more than twenty miles from the original Affiliate Facilities. Affiliate shall be responsible for any disruption or degradation in Services directly resulting from any relocation, and shall reimburse Accretive’s relocation costs and expenses.

7.01.04	Affiliate warrants that throughout the Affiliate Term: (i) the Affiliate Facilities will comply with applicable health and safety laws and regulations; (ii) Affiliate will obtain and maintain any necessary permits and approvals for Accretive’s use as contemplated by this MSA; and (iii) the use as contemplated by this MSA will not be an unlawful purpose or act or violate any insurance policy or lease which is currently or which in the future may be in effect; and (iv) Affiliate will satisfy the requirements for Affiliate performance contemplated by the Operating Protocols.

7.01.05	Notwithstanding the foregoing, neither party intends Accretive’s interest in the Affiliate Facilities to be deemed or construed to be a lease or other interest in real property, but rather a revocable license. Accretive’s right to quiet enjoyment shall be subject to such disruption as required by applicable laws, regulations and rules or generally accepted hospital operation protocols. In the event of such disruption, Accretive shall be relieved of service levels and other obligations to the extent that the effect of the disruption cannot be mitigated through commercially reasonable methods at no additional cost to Accretive.

7.01.06	Accretive Staff and Accretive Agents will not commit or permit waste or damage to the Affiliate Facilities, and, subject to Affiliate’s warranties, not use the Affiliate Facilities for any unlawful purpose or act. Accretive Staff and Accretive Agents will comply with Affiliate’s reasonable building policies and procedures as made available to Accretive regarding access to and use of the Affiliate Facilities, including procedures for the physical security of the Affiliate Facilities.

7.01.07	Accretive will not make any improvements or changes involving structural, mechanical or electrical alterations to the Affiliate Facilities without Affiliate’s prior written approval. At Affiliate’s option, any such alterations shall be made by Affiliate or its agents and subcontractors.

7.01.08	Affiliate will make available [**] to Accretive the assets which were used prior to each respective Affiliate Effective Date to perform the services previously performed by the Contract Employees. Subject to Ascension Health’s capital allocation process, Affiliate will be responsible for replacing capital items provided by Affiliate pursuant to the prior sentence utilized by Accretive in performing the Services, as well as, upgrades of technology applications. Notwithstanding the foregoing, Accretive will be responsible for acquiring any new assets to support its own operations, including for the development of any interfaces between Accretive Tools and Affiliate’s systems.
7.02	Savings Clause. Affiliate’s failure to perform any of its responsibilities set forth in the MSA shall be referred to the Joint Review Board for corrective action.
Article 8. THIRD PARTY CONTRACT ADMINISTRATION AND MANAGEMENT
8.01	Accretive Responsibilities. Accretive shall be responsible for acting on behalf of the respective Affiliate to manage, administer and maintain the Retained Resources Agreements, as itemized on Appendix F of the applicable Affiliate Schedules. Accretive shall not modify, change or terminate Affiliate’s responsibilities as to the Retained Resources without first obtaining the consent of the respective Affiliate (which shall not be unreasonably withheld). Accretive shall, at least once every ninety (90)-day period during the applicable Affiliate Term, review and revise the applicable Appendix F in order to determine whether any Retained Resources Agreement may be terminated, modified or assigned to Accretive; provided, however, no such termination, modification, or assignment shall occur without the prior written consent of the respective Affiliate. Subject to Affiliate’s right to consent, Affiliate shall cooperate with Accretive in performing such review and either terminating, modifying or assigning the Retained Resources Agreements. Subject to Ascension Health’s capital allocation process, [**] shall be responsible for the cost of maintaining, servicing and refreshing the equipment and software which is subject to a Retained Resources Agreement on a commercially reasonable basis. As part of the Services, Accretive shall provide Affiliate reasonable notice of any renewal, termination, or cancellation dates and fees in respect of the Retained Resources Agreements. Accretive shall submit to Affiliate any proposals to modify, terminate, or cancel any Retained Resources Agreements, to the extent permitted by such Retained Resources Agreement. Any fees or charges imposed upon Affiliate under a Retained Resources Agreement and in connection with any such modification, termination, or cancellation of such Retained Resources Agreement shall be paid by [**], who shall be financially responsible for all such fees and charges except for penalties and charges which are [**] responsibilities under Section 8.03 below.
8.02	Performance Under Retained Resources Agreements. Accretive and applicable Affiliate shall promptly inform the other party of any known material breach of, fraud or material misuse in connection with, any Retained Resource Agreements arising after the applicable Affiliate Effective Date and shall cooperate with the other party to prevent or stay any such breach, misuse, or fraud.
8.02.01	As an agent of Affiliate, Accretive shall manage the Retained Resources Agreements in accordance with their terms, provided that the need for additional personnel to manage any expansion of such Retained Resources Agreements or activity there under shall be subject to review by the Affiliate with written consent of the Designated Sponsor. Accretive shall not be liable for the failure of any party to a Retained Resource Agreement to meet the specific contractual obligations of a Retained Resources Agreement; provided, however, that Accretive shall notify Affiliate of known deficiencies or other known failures to perform by any Retained Resource Vendor, and shall assist Affiliate in their appropriate resolution. In addition to any other reason for excused performance, if (i) a Service Level or Performance Guaranty failure of Accretive is directly attributable to the failure of a Retained Resource Vendor to perform, (ii) Accretive promptly notifies Affiliate that such Retained Resource Vendor is failing to so perform and such failure will impair Accretive’s ability to meet its corresponding Service Level or Performance Guaranty obligation, and (iii) Accretive uses reasonably diligent efforts to meet such Service Levels or Performance Guaranty notwithstanding such failure by the applicable Retained Resource Vendor, then, in such event, Accretive shall be excused from its failure to meet the Service Level or Performance Guaranty. To the extent, if any, Accretive has any rights with respect to the effect of performance under a Retained Resources Agreement under this Article 8, Accretive shall be subrogated to Affiliate’s rights under such Agreement and Affiliate will provide all necessary cooperation in order to allow Accretive to exercise such rights. The parties shall discuss continuing performance and material non-compliance issues with respect to any Retained Resource Vendor as part of their normal meeting schedule.
8.03	Third Party Invoices. Accretive shall (1) receive all invoices for Retained Resources Agreements, (2) review and make reasonable commercial efforts to correct any errors in any such invoices in a timely manner, and (3) if received in sufficient time, submit such invoices to Affiliate for payment within a reasonable period of time prior to the due date or, if a discount for such payment is given, the date on which Affiliate may pay such invoice with a discount. Accretive may, in its discretion, tender an invoice for payment while it undertakes its review or works to correct any errors or discrepancies. Affiliate shall pay the invoices for Retained Resources Agreements received and tendered by Accretive. Affiliate shall only be responsible for payment of the invoices for Retained Resources Agreements and shall not be responsible to Accretive for any management, administration, or maintenance fees of Accretive in connection with the invoices for Retained Resources Agreements. Affiliate shall be responsible for any late fees in respect of the invoices for Retained Resources Agreements; provided, however, that Accretive shall submit the applicable invoices to Affiliate for payment, or notified Affiliate of a disputed amount, within fifteen (15) business days after receipt by Accretive. If Accretive fails to submit an invoice for Retained Resources to Affiliate for payment, or fails to notify Affiliate of a disputed amount, within fifteen (15) business days after receipt by Accretive due to its fault or the fault of a party under its control, Accretive shall be responsible for any late fees in respect of such invoice.
Article 9. CUSTOMER SATISFACTION AND PERFORMANCE REVIEW
9.01	Patient Satisfaction Performance. If the Affiliate has historic performance tracking measurements for patient satisfaction which identifies the performance levels for the patient access and patient financial services functions, those performance measurements shall become the baseline performance measurements for patient satisfaction in these areas during the term of the Service Agreement and shall be tracked and reported with the same frequency as the historic period. If no such tracking measurements exist for the Affiliate, during the ninety (90)-day period after the Affiliate Effective Date and as part of the Services, Accretive and Affiliate shall establish a baseline performance measurements for these areas, a method for tracking patient satisfaction performance in these areas on an on-going basis and shall report on this performance to the Affiliate on a quarterly basis.

9.02	Employee Satisfaction. If the Affiliate has historic measurements for employee satisfaction which identifies historic performance levels for the in-scope employees, those historic measurements shall become the baseline performance measurements for employee satisfaction during the term of the Service Agreement and shall be tracked and reported with the same frequency as the historic period. If no such tracking measurements exist for the Affiliate, during the ninety (90) day period after the Affiliate Effective Date, Accretive and the Affiliate shall conduct a survey and establish baseline performance measurements for employee satisfaction in these areas. Accretive and Affiliate will agree on a mechanism to conduct an annual survey with respect to employee satisfaction and will work collaboratively to review and respond to the results of that survey as appropriate.
9.03	Accretive shall maintain or increase patient satisfaction as measured against the prior surveys conducted under this Article 9.

9.04	The Joint Review Board shall periodically, but no less frequently than annually, monitor the activities and conduct of the parties with respect to the following:
9.04.01	Quality of Services rendered by Accretive pursuant to the MSA;

9.04.02	Any activity performed by Accretive under the MSA which might harm, reflect poorly on, or lower the reputation of Ascension Health or any of the Affiliates;

9.04.03	Accretive’s adherence to corporate compliance and principles of integrity, and ethical practices as well as all applicable laws, rules, and regulations;

9.04.04	The conduct of any activities that might jeopardize the tax-exempt status of Ascension Health, Affiliates, or their Related Entities.
9.05	Performance Levels. In the event that: (i) the patient satisfaction as measured in Section 9.01 falls below the baseline performance measurement as set in Section 9.01; (ii) the employee satisfaction as measured in Section 9.02 falls below the baseline performance measurement as established in Section 9.02; (iii) patient satisfaction is not maintained or increased as required by Section 9.03; or (iv) the Joint Review Board determines that activities and conduct of the parties as established in Section 9.04 are below required levels, then Accretive shall take the following actions.
9.05.01	Conduct a root cause analysis to determine and document the cause of the failure.

9.05.02	Provide the Joint Review Board with a report detailing the cause of, and procedure or steps for correcting such failure.

9.05.03	Correct such failure utilizing the procedures and steps consented to by the Joint Review Board and within a timeframe mutually agreed to by the Joint Review Board.

9.05.04	Provide the Joint Review Board with reasonable evidence that reasonable steps have been taken to avoid a recurrence of the issue giving rise to the inquiry.

In the event Accretive does not correct the failures as required by Section 9.05.03 within the timeframe designated by the Joint Review Board, then Ascension Health may deem Accretive in material breach of this Agreement and may terminate the Affiliate Schedule for any Affiliate negatively impacted by such failure upon 180 days written notice.
Article 10. SERVICE LEVELS
10.01	Ascension Health/Affiliate Service Levels. Ascension Health and Affiliates shall provide the Ascension Health/Affiliate Services at the Ascension Health/Affiliate service levels as set forth in the Operating Protocols. The parties acknowledge that Affiliates may not be performing in a manner consistent with the target service levels at the time of the Affiliate Effective Date. Accretive agrees to work with each Affiliate in the first ninety (90) days following the Affiliate Effective Date to develop a joint plan to satisfy or adjust the service levels to meet the needs of both Affiliate and Accretive.

10.02	Adjustment of Service Levels. The Joint Review Board shall review during the last quarter of every Master Contract Year the adjustments to the service levels. Either Ascension Health, Affiliate, or Accretive may, at any time upon request to the other party, initiate negotiations to review and, upon agreement by the Joint Review Board, adjust any Service Level which such party in good faith believes is inappropriate at that time.

10.03	Reports. As part of the Services, Accretive shall provide performance reports for each Quarter to Ascension Health and each Affiliate in a form agreed upon by Ascension Health and Accretive.
Article 11. SERVICE LOCATIONS
11.01	Service Locations. The Services shall be provided from the Service Locations. Accretive may modify Exhibit 1 to revise the Accretive Service Locations upon the written consent of Ascension Health, which shall not be unreasonably withheld or delayed. In addition, to the extent any Services for an Affiliate are to be provided by Accretive from one of the Accretive Service Locations set forth in Exhibit 1, such Accretive Service Locations shall be specified in Appendix G of the respective Affiliate Schedule. Accretive shall notify the Affiliate that Services are being delivered on its behalf from Service Location upon changes to Appendix G. Ascension Health may, in reviewing a request to amend Exhibit 1, take into consideration any issues or concerns it deems material to the consent including, but not limited to:
11.01.01	Accretive’s ability to timely and satisfactorily provide the Services;

11.01.02	Security protocols established to protect Ascension Health Data from unauthorized or unlawful access, use, or disclosure; and

11.01.03	Privacy practices in place to protect Ascension Health Data from unauthorized or unlawful use or disclosure.
11.02	On request of Ascension Health, Accretive shall conduct a self-assessment, in the form provided by Ascension Health, of its provision of Services and its privacy and security practices. The self-assessment shall not be counted as an audit for purposes of Article 22. The self-assessment shall not be required more frequently than annually, provided, that if Ascension Health identifies material deficiencies in a self-assessment, it may request a follow- up self-assessment more frequently than annually to verify correction.
11.03	For the term of this MSA, Accretive shall continue to utilize the security protocols and privacy standards in place at each Service Location within 60 days of the adoption of the security protocol by the parties. Accretive shall, prior to implementation, supply Ascension Health with all material revisions to its security protocols and privacy practices for any or all Service Locations. If Ascension Health reasonably believes that such modifications will likely result in an increased risk of unauthorized or unlawful access, use, or disclosure of Ascension Health Data, Ascension Health may provide Accretive with its written objections to the revisions which objections will specify the details of the objection. Accretive shall, upon receipt of an objection from Ascension Health either: (i) modify the revisions to Ascension Health’s reasonable satisfaction; (ii) move the provision of Services to a Service Location where Ascension Health has not objected to the security protocols or security practices; or (iii) refer the matter to the Joint Review Board for guidance and resolution.
Article 12. PROJECT TEAM
12.01	Accretive Staff Orientation. Accretive personnel dedicated to a site shall undergo orientation to acquaint them with the mission, history and culture of Ascension Health’s organization and the respective Affiliate to which they are assigned, which orientation shall either be performed by Affiliate personnel or subject to Ascension Health’s consent.

12.02	Accretive Staff Orientation and Training. Accretive and each Affiliate shall, prior to the respective Affiliate Effective Date, mutually agree to the timing and manner of orientation and continuous training of Accretive Staff. Such orientation shall include: (i) providing the Accretive Staff with their obligations with respect to Affiliate’s policy and procedures; (ii) the corporate compliance programs of the respective Affiliate and Accretive; and (iii) training and education of Accretive Staff with respect to the foregoing.

12.03	Subcontractors. Accretive shall not subcontract its material obligations under this MSA without Ascension Health’s prior written consent which may be granted or withheld at Ascension Health’s sole discretion. Ascension Health shall have the right to revoke its prior consent of a subcontractor if the subcontractor’s performance is materially deficient and is not cured after reasonable notice or material misrepresentations were made concerning the subcontractor at the time of Ascension Health’s prior consent. Accretive shall be responsible for obligations performed by its subcontractors and shall be Ascension Health’s sole point of contact. Accretive shall not disclose confidential information of Ascension Health or Affiliates to a subcontractor unless and until such subcontractor has signed an appropriate nondisclosure agreement. For purposes of this section, Ascension Health approval shall be deemed to be given for any subcontractor being utilized by an Affiliate as of the respective Affiliate Schedule’s Effective Date (but only with respect to the services that such subcontractor is then providing). For the purposes of this MSA, third party agreements including obligations relating to the license of software, use of software application service providers and third party service providers (e.g. collection agencies, disability vendors) where Accretive retains discretion and responsibility for outcomes are not subcontractors under this Section 12.03, provided, however, that vendors under such third party agreements shall constitute subcontractors for purposes of Section 30.02.03.
12.04	Conduct of Affiliate Personnel. While at the Accretive Service Locations, Affiliate and its agents and subcontractors shall comply with Accretive’s reasonable security and safety rules and regulations generally applicable to such Accretive Service Location.

12.05	Transfer of Billing Information. In providing Accretive with information regarding Affiliate’s payor contracts and fee schedule (the “Billing Information”) for purposes of Accretive providing the Services, Affiliate shall provide such Billing Information to Accretive Staff. Accretive shall seek to insulate such Accretive Staff receiving Billing Information to the greatest extent reasonably practicable from other Accretive customer’s rate-setting processes. Accretive Staff shall only disclose the Billing Information to appropriate Accretive Staff, on a need to know basis in order to perform the Services.
Article 13. GOVERNANCE AND RELATIONSHIP MANAGEMENT
13.01	The parties’ obligations and performance under this MSA shall be overseen by a joint review board (“Joint Review Board”) which will be responsible for oversight of the MSA, including reviewing strategic issues and resolving disputes between the parties. The Joint Review Board shall be composed of three (3) senior executives from each of Ascension Health and Accretive. The Joint Review Board will meet on a periodic basis as mutually agreed to by the parties.
Article 14. PROPRIETARY RIGHTS
14.01	Affiliate Software. To the extent permitted by the applicable contract in respect of the Affiliate Third Party Software, Affiliate, [**] hereby grants to Accretive and Accretive Agents for the limited purpose of providing the Services a nonexclusive, nontransferable, royalty-free right to (1) have access to, (2) copy for archival purposes or as may otherwise be required by this MSA or the applicable Affiliate Schedule, (3) modify as required by this MSA or the applicable Affiliate Schedule, and (4) sublicense subcontractors to do any of the foregoing for the same limited purpose: (a) any Affiliate proprietary software, including any related documentation in Affiliate’s possession on or after the applicable Affiliate Effective Date (the “Affiliate Proprietary Software”) and (b) any software licensed or leased by Affiliate from a third party that is used in connection with the Services on or after the applicable Affiliate Effective Date, including any related documentation in Affiliate’s possession (the “Affiliate Third Party Software”); provided, however, that Accretive may not decompile or reverse engineer the Affiliate Software. As of the applicable Affiliate Effective Date, (i) Affiliate shall, [**] provide Accretive with access to the Affiliate Proprietary Software in the form in use by Affiliate as of the applicable Affiliate Effective Date and (ii) Accretive, as part of the Services, shall compile and, as changes are made, update a list of Affiliate Proprietary Software in use at that time pursuant to the applicable Affiliate Schedule. Upon expiration of the applicable Affiliate Schedule or termination of this MSA or the applicable Affiliate Schedule for any reason, the rights granted to Accretive in this Section 14.01 shall immediately revert to Affiliate and Accretive shall, at no cost to Affiliate, (x) deliver to Affiliate a current copy of (aa) the list of Affiliate Software in use as of the date of such expiration of the applicable Affiliate Schedule or the termination of this MSA or the applicable Affiliate Schedule and (bb) all of the Affiliate Software (including any related source code in Accretive’s possession) in the form in use as of the effective date of such expiration of the applicable Affiliate Schedule or termination of this MSA or the applicable Affiliate Schedule and (y) destroy or erase all other copies of the Affiliate Software in its possession or the possession of Accretive and Accretive Agents unless otherwise instructed by Affiliate.
14.02	Accretive Proprietary Software. All software and related documentation (1) owned by Accretive as of the applicable Affiliate Effective Date which is used in connection with the Services, (2) of which Accretive acquires ownership after the applicable Affiliate Effective Date and which is used in connection with the Services, (3) procured by Accretive on an exclusive or other proprietary basis and (4) developed by or on behalf of Accretive after the applicable Affiliate Effective Date for use in connection with the Services that is not Affiliate Software ((1) through (4) collectively, the “Accretive Proprietary Software”) shall be and shall remain the exclusive property of Accretive and neither Ascension Health nor any of the Affiliates shall have any rights or interests in the Accretive Software except as described in this MSA. As part of the Services, Accretive shall (a) use the Accretive Proprietary Software as may be required to provide the Services and (b) make available such Accretive Proprietary Software to Ascension Health and Affiliates for use by Affiliates solely in connection with the Services.
14.03	Accretive Third Party Software. All software and related documentation licensed or leased from a third party by Accretive (1) as of the applicable Affiliate Effective Date which will be used in connection with the Services and (2) after the applicable Affiliate Effective Date which will be used in connection with the Services {(1) and (2) collectively, “Accretive Third Party Software”) shall be and shall remain the exclusive property of such third party licensors and neither Ascension Health nor any Affiliate shall have any rights or interests in the Accretive Third Party Software except as described in this Section 14.03. As part of the Services, Accretive shall use the Accretive Third Party Software, as may be required to provide the Services; provided Accretive shall have the right to unilaterally utilize such software as it chooses for the sole purpose of internal administration.

14.04	Accretive Ownership of its Intellectual Property. Accretive shall have and retain all right, title and interest, including ownership of copyrights, patents, trade secrets and other intellectual property rights in and to methods, processes, techniques, strategies, materials, images, prototypes, software, source and object code and related materials that are developed by Accretive, or its subcontractors, including any modifications to, or derivative works or enhancements of, materials owned or licensed by Accretive and any tools, utilities, prototypes, models, processes, methodologies and other such materials that are developed, enhanced or improved by Accretive or any of its subcontractors or employees, which relate to the performance of the Services, or any modification of the Services to be provided under this MSA. Ascension Health and Affiliates acknowledge that all of this work is Accretive Health’s intellectual property, none of this work is “work for hire” and that they have no rights to the intellectual property developed by Accretive and its agents, principals, employees, subcontractors and delivery partners, except as otherwise provided for herein.

14.05	Each party will protect the other party’s intellectual property and confidential information with the same care and diligence as it would use to protect its own intellectual property and confidential information. Each party will take all necessary and appropriate steps to safeguard the other’s intellectual property and confidential information by employees, former employees, vendors, affiliates and others to whom they have directly, or indirectly, made confidential information available. Information that is available to the public through no breach of confidentiality obligations, that was independently developed, or that was previously possessed will not constitute confidential information.
Article 15. DATA AND REPORTS
15.01	Ascension Health Data. All Ascension Health Data is and shall remain the property of Ascension Health or the respective Affiliate. The Ascension Health Data shall not, without the written consent of either Ascension Health or the Affiliate whose data it is, be (1) used by Accretive, Accretive Employees or Accretive Agents other than in connection with providing the Services, (2) disclosed, sold, assigned, leased, or otherwise provided to third parties by Accretive, Accretive Employees or Accretive Agents other than in connection with providing the Services, or (3) commercially exploited by or on behalf of Accretive or Accretive Agents. Accretive hereby waives any liens or encumbrances it may have or which may arise as to Ascension Health Data.

15.02	Correction of Errors. As part of the Services, Accretive shall promptly correct at Ascension Health’s request any errors or inaccuracies in the Ascension Health Data and the Reports caused by Accretive or Accretive Agents. At Ascension Health’s request Accretive shall promptly correct any other material errors or inaccuracies in the Ascension Health Data and the Reports. Ascension Health or Affiliate is responsible for any errors or inaccuracies in and with respect to data obtained from Accretive because of any inaccurate or incomplete data provided by Ascension Health or the respective Affiliate.

Article 16. CONSENTS
16.01	Accretive shall be responsible for, and shall pay any costs associated with, obtaining all consents, approvals, authorizations, notices, requests, and acknowledgements of third parties other than legal fees which might be incurred by Affiliate which have not been approved in advance, necessary to implement the terms of this agreement and the Affiliate Schedule as of the Affiliate Effective Date of each Affiliate Schedule (“Consents”); provided that Affiliate is responsible to pay any costs associated with: (i) bringing any item into compliance with its contractual terms at the time of initial transfer to Accretive, including paying for any undocumented usage; (ii) Consents for Accretive’s use of the Affiliate Software, Affiliate Machines, and the services under Affiliate’s third party service contracts (including Retained Resource Agreements) which are used to provide the Services to the extent the foregoing are not listed in an Affiliate Schedule on the Affiliate Effective Date. Each party shall cooperate with the other in obtaining the Consents. If a Consent is not obtained by the party responsible for it after using commercially reasonable efforts, then, unless and until such Consent is obtained, Accretive shall determine and promptly adopt, subject to Affiliate’s prior written approval, such alternative approaches or workarounds as are commercially reasonable under the circumstances in order to provide the Services to the extent that same can be provided without such Consents.
Article 17. CONTINUED PROVISION OF SERVICES
17.01	Force Majeure. Any failure or delay by Ascension Health, an Affiliate or Accretive in the performance of its obligations pursuant to this MSA shall not be deemed a default of this MSA or a ground for termination hereunder (except as provided in this Section 17.01) to the extent such failure or delay is caused by a Force Majeure Event. The occurrence of a Force Majeure Event in respect of another customer of Accretive does not constitute a Force Majeure Event under this MSA except to the extent such customer and Ascension Health and/or Affiliate(s) experience the same Force Majeure event at a site shared with such customer. The party delayed (meaning in the case of the affected Affiliate) by a Force Majeure Event shall immediately notify the other party by telephone (to be confirmed in a notice within five (5) days of the inception of such delay); in the case of notice by Accretive, notice shall be given to the Affiliate and the Joint Review Board of the occurrence of a Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. If any Force Majeure Event results in a failure of Accretive to deliver the Services, or in Ascension Health or Affiliate to provide resources or services required under this MSA, which failure lasts for more than 48 hours from the receipt of notice of the first such Force Majeure Event, the non-failing party may, upon notice to the failing party, and approval of the Joint Review Board (provided the Joint Review Board can be convened within such 48 hour period), require the failing party to procure the Services from an alternate source until the failure is cured. In such event, Affiliate shall continue to pay Accretive for the Services at the pricing herein provided and the failing party shall be liable from the date such alternate source commences to provide services for payment of such alternate source, for a period not to exceed thirty (30) days.
17.02	Allocation of Resources. Whenever a Force Majeure Event causes Accretive to allocate limited resources between or among Accretive’s customers and Accretive’s Related Entities, Ascension Health and each of the Affiliates shall receive no less priority in respect of such allocation as any of Accretive’s other customers.
Article 18. PAYMENTS
18.01	Fees. In consideration of Accretive providing the Services, Affiliate shall pay to Accretive the Base Fee, the Management and Technology Fee and the Performance Incentive Fees as set forth herein.

18.02	Base Fee. The Base Fee will be determined in the manner set forth in the Operating Protocols adopted by the parties, which are incorporated herein by reference. The Base Fee will be paid [**], or as mutually agreed to in writing, and adjusted on the first anniversary of the Affiliate Effective Date, and each year thereafter, based on increases in the Inflator. “Inflator” shall mean the sum of (a) the annual percentage increase in the United States Department of Labor Consumer Price Index, All Urban Consumers, U.S. City Average, all items, with an index base period of (1982-1984 = 100) for the preceding twelve (12) months multiplied by [**]%; and (b) the Average Wage Increase as determined annually by the respective Affiliate multiplied by [**]%.

18.03	Management and Technology Fee. Each Affiliate shall pay Accretive a Management and Technology Fee. The Management and Technology Fee shall be [**]% ([**] percent) of the In-Scope Revenue of the Affiliate. In-Scope Revenue of the Affiliate for the purposes of determining the Management and Technology fee shall be determined as follows:
18.03.01	Affiliates commencing services after the Master Renewal date: In-Scope Revenue based on the twelve (12) month period preceding the commencement of services.

18.03.02	Affiliates commencing services within the twelve (12) months prior to the Master Renewal Date: In-Scope Revenue based on the twelve (12) month period preceding the commencement of services.

18.03.03	All other Affiliates: In-Scope Revenue based on the twelve (12) month period preceding the Master Renewal Date.
For purposes of this Section, “In-Scope Revenue” means total charges for Affiliate Services appropriately invoiced during a period of such Services, less: (i) posted and accrued adjustments; (ii) estimated adjustments due, but not yet posted, recorded in the respective entity’s general ledger; (iii) administrative adjustments and allowances; (iv) posted and accrued for charity write-offs; (v) adjustments for bad debts; and (vi) other adjustments to revenue.

18.04	Timing of Payments. For Affiliates where the Affiliate Start Date falls after November of 2006 and before the Master Renewal Date, the Management and Technology fee shall be paid for the [**] Affiliate Contract Year and shall replace the gain-share fee for the [**] of operations for those Affiliates. The Management and Technology Fee shall be paid quarterly, along with the Base Fee. For Affiliates where the Management and Technology Fee is replacing the gain-sharing fee, the Management and Technology fee for the period preceding the Master Renewal Date shall be paid within thirty (30) days of the Master Renewal Date.

18.05	Performance Incentive Fee. During the first year of operations at any Affiliate commencing services after the Master Renewal Date, there will be no Performance Incentive Fee assessed to the Affiliate. For Affiliates whose Affiliate Start Date falls after November of 2006 and before the Master Renewal Date, their will be no Performance Incentive Fee for the first Affiliate Contract Year. In all subsequent years the Affiliate shall pay Accretive [**]% of the measured Revenue Improvement and Additional Revenue Improvement as a Performance Incentive Fee. The calculation of the Performance Incentive Fee shall include a credit for the Management and Technology Fee for the period. The Performance Incentive Fee shall be calculated in accordance with the Operating Protocols adopted by the parties. Revenue Improvement and Additional Revenue Improvement are defined in the Operating Protocols.

18.06	Maximum Performance Incentive Fee, Management Technology Fee and Dormant Receivables Fee. Notwithstanding any provisions herein to the contrary, in no event shall the sum of the Performance Incentive Fee, Management Technology Fee and Dormant Receivables Fee for an Affiliate exceed an amount equal to [**] percent ([**]%) of the Base Fee for such Affiliate for any operating year.

18.07	After the first year of operations, in the event that the measured average Revenue Yield Change (as defined in the Operating Protocols) at any Affiliate fails to exceed [**]%, for any Affiliate Contract Year, the Affiliate shall be entitled to an adjustment in the Management and Technology Fee such that the Management and Technology Fee for the period do not exceed [**]% of measured Revenue Improvement. For purposes of this Section 18.07, determination of “Revenue Improvements” is described in the Operating Protocols.

18.08	Dormant Receivable Fees. Accretive shall also be paid a fee for its efforts in connection with the collection of Dormant Receivables. The fee for collection of Dormant Receivables shall be [**]% of the Net Proceeds from the Collection of Dormant Receivables. Net Proceeds from the Collection of Dormant Receivable shall be determined in accordance with the Operating Protocols adopted by the parties.

18.09	Most Favored Customer. Accretive’s fees for Services provided to Ascension Health pursuant to this MSA shall be at least as low as Accretive’s fees for the Services it provides to any other similarly situated Client receiving comparable services at comparable volumes. In the event Ascension Health’s Fees require adjustment pursuant to this Section 18.08, Accretive shall advise Ascension Health in writing and adjust the Fees retroactive to the effective date of the more favorable agreement. Ascension Health may from time to time request Accretive to certify that the terms of this Section 18.08 have not been contradicted by any transaction entered into by Accretive since the date of the most recent written notice provided by Accretive pursuant to this Section 18.02. If Accretive is unable to provide such written notice because of a transaction entered into by Accretive contradicting this Section 18.08, Accretive shall offer to Ascension Health an adjustment to the financial and other terms of this MSA consistent with the terms of this Section 18.08 retroactive to the effective date of the more favorable agreement.
18.10	Determination of Fees. The parties acknowledge and intend that the payment methodology for Additional Fees has been developed in a manner to reflect billing efficiency, compliance, and collections management and not based upon case mix index or coding and documentation changes. Notwithstanding anything contained in this MSA to the contrary, it is the intent of the parties that the manner in which the Fees have been determined and will be calculated is not unreasonable and the amount of all compensation payable to Accretive shall not be unreasonable and shall be consistent with fair market value.
Article 19. PAYMENT SCHEDULE AND INVOICES
19.01	Fees. Accretive shall provide each Affiliate with an invoice for the Base Fees and Management and Technology Fees applicable to such Affiliate [**] before the [**] of each Quarter for each Quarter in which the Services applicable to such Affiliate are to be provided; provided, however, that any invoices provided by Accretive before the [**] of the Quarter shall be dated as of the [**] of the Quarter. The Payment of all invoices for Base Fees and Management and Technology Fees shall be made by wire transfer, or other mutually acceptable means, on or before the [**] of the applicable Quarter.

19.02	Performance Incentive Fees. Accretive shall provide Affiliate with an invoice for the Performance Incentive Fees applicable to such Affiliate on a quarterly basis upon completion of benefit measurement pursuant to the Operating Protocols. Instructions for submission of the invoice are set forth in the Operating Protocols.

19.03	Detailed Invoices. Upon Ascension Health’s reasonable request, Accretive shall provide invoices with varying degree of detail as specified in the applicable Affiliate Schedule.

19.04	Time of Payment. Unless otherwise agreed to in writing, payment of all invoices shall be due and payable fifteen (15) days after receipt of an invoice from Accretive.

19.05	Fee Dispute. In the event of a good faith dispute between Ascension Health or an Affiliate and Accretive regarding any Fees due under this MSA, the dispute shall be referred to the Joint Review Board for prompt resolution. Ascension Health and the respective Affiliate shall not withhold any Base Fee payment for any reason. Accretive shall not withhold any reimbursement owed to Affiliate under Article 5.03 for any reason. Ascension Health and the respective Affiliate may withhold such portion of the Additional Fees as may be authorized by the Joint Review Board.
19.06	Performance Guaranty. To the extent that any Affiliate’s quarterly cash collections after the Affiliate Effective Date deteriorates materially relative to such Affiliate’s “historical cash collection performance” (as defined below), after adjustment for any negative change beyond Accretive’s control, such as a change in patient volumes measured by the total of inpatient discharges and outpatient encounters, the difference will be removed from the Base Fee paid by such Affiliate to Accretive in the manner provided for in the Operating Protocols.
Article 20. TAXES
20.01	The fees paid to Accretive are inclusive of any applicable sales, use, personal property, or other taxes attributable to periods on or after the applicable Affiliate Effective Date based upon or measured by Accretive’s cost in acquiring or providing equipment, materials, supplies, or services furnished or used by Accretive in performing or furnishing the Services, including without limitation, all personal property and use taxes, if any, due on Accretive Machines.

20.02	Affiliate will also be responsible for paying all personal property or use taxes due on or with respect to Affiliate Machines and Software.

20.03	Ascension Health, each Affiliate and Accretive each shall bear sole responsibility for all taxes, assessments, and other real property-related levies on its owned or leased real property.

20.04	To the extent the parties believe the circumstances warrant, Ascension Health and Accretive shall cooperate to segregate the Fees into the following separate payment streams: (a) those for taxable Services, (b) those for nontaxable Services, (c) those for which a sales, use, or other similar tax has already been paid, and (d) those for which Accretive functions merely as a paying agent for Affiliate in receiving goods, supplies, or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously not been subject to tax. In addition, Ascension Health, Affiliates and Accretive shall reasonably cooperate with each other to more accurately determine each party’s tax liability and to minimize such liability to the extent legally permissible.
Article 21. REDUCTION OF OPERATING COSTS
21.01	It is anticipated that, as a result of the operational improvements implemented by Accretive with the support of the Affiliates, certain efficiencies in staffing requirements for the operation of the Affiliate revenue cycle will be realized. These staffing efficiencies will be facilitated and enhanced to the extent that certain operational functions can be performed through the Shared Services Operating Model (as more fully described in the Operating Protocols). In the event that these staffing efficiencies are realized during the course of operations, the Affiliate shall receive a credit against the Base Fee expense as follows:
a)	In Place Model: [**] of actual reductions in [**] achieved across all areas of operation as more fully described in the Operating Protocols.

b)	Shared Services Operating Model: [**] of actual reductions in [**] achieved across all areas of operation as more fully described in the Operating Protocols.

c)	Reductions in [**] achieved shall be determined in accordance with the Operating Protocols adopted by the parties.

d)	In the event that an Affiliate elects to receive Services in the In Place Model, the delivery of Services shall be based at Affiliate Service Locations unless otherwise agreed to by the Affiliate.

21.02	It is anticipated that the adoption of the Shared Services Operating Model will produce significant operating efficiencies with respect to the operation of the Affiliate’s revenue cycle. In the event that the revenue managed by Accretive on behalf of Affiliates using the Shared Services Operating Model described above exceeds $[**], the percentage of Revenue Improvement (as defined in the Operating Protocols) paid to Accretive Health as Additional Fees for subsequent quarters by Affiliates participating in the shared services model shall be reduced to [**]%. In the event that the revenue managed by Accretive on behalf of Affiliates using the Shared Services Operating Model described above exceeds $[**], the percentage of Revenue Improvement paid to Accretive Health as Additional Fees for subsequent quarters by Affiliates participating in the Shared Services Operating Model [**].

21.03	Accretive Health shall prepare a cost savings projection for each Affiliate adopting the Shared Services Operating Model in accordance with the procedures set forth in the Operating Protocols. Accretive [**] each Affiliate adopting the Shared Services Operating Model that it will achieve [**]% of the cost savings projected for that Affiliate provided that the Affiliate provides its full support and cooperation with respect to the transition to, and operations under, the Shared Services Operating Model.

The [**] cost savings contemplated by this Section 21.03 are predicated on the parties’ mutual assumption that the shared services will be provided in a manner which may rely on both domestic and non-domestic resources to deliver the Services (“Blended Shore Resources” as described in the Operating Protocols). In the event that Ascension Health adopts a policy which precludes the use of Blended Shore Resources, Accretive Health shall honor these policies and the [**] cost savings contemplated by this MSA shall be null and void. Further, in the event that Ascension Health adopts such a policy, Ascension Health shall be responsible for the cost incurred by Accretive to transition services being performed by Blended Shore Resources to shared service centers which are staffed exclusively by domestic resources.
Article 22. AUDIT RIGHTS
22.01	Upon reasonable notice from Ascension Health, Accretive and Accretive Agents, shall provide such auditors and inspectors as Ascension Health may designate in writing with access to the Service Locations, Accretive Employees, reports, security procedures/protocols and information used by Accretive to deliver the Services for the purpose of performing audits or inspections of the Services and the business of Ascension Health. With respect to any audit or inspection of the Services, Accretive shall have the right to approve the auditor or inspector (but shall not unreasonably withhold such approval) and to demand appropriate protections against disclosure of its intellectual property. Accretive shall provide, and cause Accretive Staff and Accretive Agents to provide, such auditors and inspectors any reasonable assistance that they may require. If any audit by an auditor designated by Ascension Health or a Governmental or Regulatory

Authority results in Accretive being notified that it, Accretive Staff or Accretive Agents are not in compliance with any law, regulation, audit requirement, the MSA or generally accepted accounting principle relating to the Services, Accretive shall take actions to comply with such audit.
22.02	Fees. Upon reasonable notice from Ascension Health, Accretive shall provide Ascension Health and Ascension Health’s agents with access to such financial records and supporting documentation as may be reasonably requested by Ascension Health which are reasonably necessary to audit Fees charged Affiliates and Ascension Health may audit the Fees charged to Affiliates to determine that such Fees are accurate and in accordance with this MSA or continues to represent the fair market value for the Services. With respect to any such audit of the Fees charged by Accretive, Accretive shall have the right to approve the auditor (but shall not unreasonably withhold such approval) and to demand appropriate protections against disclosure of its intellectual property. If, as a result of such audit it is determined Accretive has overcharged Ascension Health and Affiliates, Ascension Health shall notify Accretive of the amount of such overcharge and Accretive shall promptly pay to the respective Affiliate the amount of the overcharge net of any undercharges. In the event any such audit reveals an overcharge net of undercharges to Ascension Health and Affiliates during any twelve (12)-month period preceding the audit in excess of 5% of the audited amount, Accretive shall reimburse Ascension Health for the reasonable cost of such audit and shall pay Interest calculated from the date of receipt by Accretive of the overcharged amount until the date of payment to Affiliate. In the event any such audit reveals that the Affiliate has been undercharged by Accretive Health, the amount of the undercharge shall be added to the next regular invoice to be provided to Affiliate and shall be paid in the ordinary course of business.
22.03	Record Retention. Until the later of (A) six (6) years after expiration or termination of the MSA, (B) all pending matters relating to the MSA (including, but not limited to, disputes) are closed, or (C) the time period stated in any applicable records retention policy of Ascension Health or Affiliate, or required by any law or regulations has expired, Accretive shall maintain and provide access upon request to Accretive’s policies and procedures applicable to Ascension Health and Affiliates, and the records, documents and other information provided, prepared or maintained by Accretive under this MSA.
Article 23. REGULATORY AND CORPORATE RESPONSIBILITY COMPLIANCE
23.01	Access by Regulators. Accretive acknowledges and agrees that, in addition to the audit rights set forth in Article 22, the records maintained and produced under this MSA (including all records required to be maintained under Article 22) shall at all times be available for examination and audit by governmental agencies, regulators or securities exchanges of which Ascension Health or the Affiliates are a member and which has jurisdiction over the business of Ascension Health or the Affiliates. Each party shall, to the extent permitted by law, notify the other promptly of any formal request by an authorized governmental agency, regulator or exchange to examine records regarding Ascension Health or Affiliates that are maintained by

Accretive. Upon the written request of Ascension Health, Accretive shall provide any relevant assurances to such agencies, regulators or securities exchanges, and shall subject itself to any required examination or regulation by such agencies, regulators or securities exchanges; and shall make any required regulatory corrections. Accretive acknowledges and agrees it shall be subject to examination by the relevant federal regulatory authorities (i.e., DHHS) pursuant to the Health Insurance Portability and Accountability Act of 1996 and other relevant laws with respect to certain of the Services.
23.02	Exclusion from Federal Health Programs. Accretive represents and warrants that neither it nor any of the Accretive Staff or Accretive have been or are about to be excluded from participation in any Federal Health Care Programs. Each Party agrees to notify the other party within three (3) business days of: (i) its receipt of a notice of intent to exclude or actual notice of exclusion from any Federal Health Care Program; or (ii) notification by any employee or agent of their receipt of a notice of intent to exclude or actual notice of exclusion from any Federal Health Care Program. The listing of Ascension Health, Affiliate, any Ascension Health or Affiliate related entity, Accretive, any Accretive related entity, or an Accretive Staff on the Office of Inspector General’s exclusion list (OIG Website) or the General Services Administration Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs (GSA Website) for excluded individuals and entities shall constitute “exclusion” for purposes of this Section. In the event Accretive is excluded from any Federal Health Care Program, then Ascension Health may terminate this MSA pursuant to Section 27.08 without the necessity of an opinion of counsel. In the event Accretive Staff or Accretive related entity is excluded from any Federal Health Care Program, then Accretive shall promptly remove such Accretive Staff or Accretive related entity from providing Services to Ascension Health and the Affiliates. In the event Ascension Health, or an Affiliate, is excluded from any Federal Health Care Program, then Accretive may terminate the applicable Affiliate Schedule(s). In the event an Affiliate is excluded from any Federal Health Care Program, then Accretive may terminate the respective Affiliate Schedule. The parties agree to mutually cooperate to minimize the impact of events contemplated by this Section.

23.03	Section 6032 of the Deficit Reduction Act of 2005. If Accretive furnishes, or otherwise authorizes the furnishing of, Medicaid health care items or services, performs billing or coding functions, or is involved in the monitoring of health care for Ascension Health, pursuant to Section 6032 of the Deficit Reduction Act of 2005 relating to “Employee Education About False Claims Recovery,” Accretive hereby agrees to abide by Ascension Health’s policies required by said law, insofar as they are relevant and applicable to Accretive’s work performed on behalf of Ascension Health, including participation in reviews or audits of claims or services, and agrees to make such policies available to Accretive’s personnel involved in the performance of such work.

23.04	Compliance with Laws. The parties intend that this Agreement comply at all times with all existing and future applicable laws, including state and federal anti-kickback laws, the Medicare/Medicaid Anti-Fraud and Abuse Statutes, and the

restrictions on Ascension Health by virtue of its tax-exempt status and the federal law relating to physician referrals. If at any time, as a result of the enactment of a new statute, the issuance of regulations, or otherwise, either party receives a written opinion of counsel that there is a substantial risk that, as a result of this Agreement, either party does not comply with applicable law or that a party would be legally precluded from billing a third party payor for services ordered by a physician, then the parties shall use good faith efforts to reform this Agreement in such a manner so that it complies with applicable law or does not preclude Ascension Health from billing a third party payor, as applicable. If, after the exercise of such good faith efforts for a period of at least thirty (30) days, the parties have not agreed on amendment(s) to this Agreement that resolve the legal issues referred to above, then the party(s) whose receipt of a legal opinion triggered renegotiation may terminate this Agreement upon at least sixty (60) days written notice to the other party.
23.05	HIPAA Business Associate. Accretive shall execute contemporaneously with this MSA the Business Associate Agreement attached hereto as Exhibit 2. Furthermore, Accretive agrees to amend the Business Associate Agreement as reasonably requested by Ascension Health for purposes of continued compliance by Ascension Health and Affiliates with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

23.06	Access to Books and Records. If this MSA is deemed to be a contract within the purview of Section 1861(v)(1)(t) of the Social Security Act (Section 952 of the Omnibus Reconciliation Act of 1980) and the regulations promulgated at 42 C.F.R. Part 420 in implementation thereof, Accretive agrees to make available to the Comptroller General of the United States, the Department of Health and Human Services (“HHS”) and their duly authorized representatives for four (4) years after the latest furnishing of services pursuant to this Agreement, access to the books, documents and records and such other information as may be required by the Comptroller General or Secretary of HHS to verify the nature and extent of the costs of services provided by Accretive. If Accretive, upon the written approval of Ascension Health, carries out the duties of this MSA through a subcontract worth Ten Thousand Dollars ($10,000.00) or more over a twelve (12)-month period with a related organization, the subcontract will also contain an access clause to permit access by the Secretary, Comptroller General and their representatives to the related organization’s books and records.

23.07	Ascension Health and each Affiliate represents and warrants that they shall comply with all applicable federal, state, and local laws and regulations applicable to them and shall obtain all applicable permits and licenses required in connection with its obligations under this MSA.

23.08	Accretive represents and warrants that it shall comply with: (i) all applicable federal, state, and local laws and regulations applicable to Accretive; and (ii) all applicable regulatory or accrediting agencies with jurisdiction over Ascension Health or an Affiliate (including by not limited to, JCAHO) and shall obtain all applicable permits and licenses required of Accretive in connection with its obligations under this MSA.
23.09	Ascension Health’s sole purpose of this arrangement is to establish a legally compliant, fair market value and commercially reasonable arrangements so that the Affiliates can better serve the community in compliance with all applicable laws, regulations and authority. It is the intent and desires of the parties that all Services, specifically including billing and collection services, are rendered in a legally compliant manner, consistent with all applicable billing and coding regulations and guidelines.

23.10	As it proceeds and continues with the delivery of the Services, Accretive may review the billing, coding and collection practices of each Affiliate in an effort to further compliance with all applicable authority. Each Affiliate will reasonably cooperate with these respective reviews. In the event Accretive identifies issues that may or may not be consistent with relevant authority, Accretive will promptly review such issues within the parameters of the respective Affiliate’s Corporate Responsibility Program.

23.11	Accretive represents and warrants that none of its stockholders are, directly or indirectly, a physician or immediate family member of a physician on the medical staff of any of the Affiliates. For purposes of this provision, the terms “physician” and “immediate family member” shall be defined pursuant to federal law and regulation at 42 U.S.C. §1395nn et seq. and 42 C.F.R. §411.350 et seq., respectively, or successor laws and regulations. Further, in the event that Accretive employs or otherwise contracts with such a physician or immediate family member, Accretive shall provide compensation to such individual that is fair market value for services and items actually provided and not determined in a manner that takes into account the volume or value of referrals or other business generated by the physician for the Affiliates.
Article 24. CONFIDENTIALITY
24.01	General Obligations. All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own similar confidential information. Neither party shall disclose, publish, release, transfer, or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party shall, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, agents, subcontractors, and employees and to the officers, agents, subcontractors, and employees of its Related Entities or subsidiaries to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this MSA; provided, however, that such party shall take reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this MSA by such officers, agents, subcontractors, and employees. The obligations in this Section 24.01 shall not restrict any disclosure by either party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and, except to the extent that local law provides otherwise, shall not apply with respect to information which (1) is developed by the other party without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this MSA or any confidentiality agreements entered into before the Effective Date between Ascension Health and Accretive, or (5) is rightfully received by a party free of any obligation of confidentiality. To the extent this MSA or any Affiliate Schedule contains more specific terms on the subject of security, then such specific terms shall apply in lieu of the general obligations set forth in this Section 24.01.
24.02	Attorney-Client Privilege. Accretive acknowledges that Affiliate believes that in connection with the delivery of the Services, information may be prepared under the direction of Ascension Health or an Affiliate’s legal counsel in anticipation of litigation, or otherwise that Ascension Health or Affiliate seeks to keep privileged under the applicable attorney/client or attorney work product privileges conferred by applicable law (“Privileged Work Product”). Accretive acknowledges that under such circumstances, Accretive is performing the services as to Privileged Work Product as an agent of Affiliate, and that all matter related thereto is protected from disclosure by Rule 26 of the Federal Rules of Civil Procedure. Affiliate shall notify Accretive when it is to be provided access to Privileged Work Product or when its work is determined to be Privileged Work Product. After Accretive is notified or otherwise becomes aware that such documents, data, database, or communications are Privileged Work Product, only Accretive personnel for whom such access is necessary for the purpose of providing services to Affiliate as provided in this MSA may have access to Privileged Work Product. Should Accretive ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, Accretive shall unless prohibited by law (a) immediately notify Ascension Health or the applicable Affiliate and (b) take such reasonable actions at Ascension Health’s or the applicable Affiliate’s expense as may be specified by Ascension Health or the applicable Affiliate to resist providing such access. Ascension Health or Affiliate shall have the right and duty to represent Accretive in such resistance or to select and compensate counsel to so represent Accretive or to reimburse Accretive for actual and reasonable attorneys’ fees, reasonable expenses and any damages arising from Accretive’s compliance with this Section incurred in resisting such access. Ascension Health shall indemnify and hold harmless Accretive and Accretive’s Related Entities and their respective officers, directors, employees and representatives against any and all claims damages, and expenses , including reasonable attorney’s fees, related to third party claims arising from Accretive’s compliance with this section. The indemnification procedures in this MSA shall apply to this indemnification. If Accretive is ultimately required, pursuant to an order of a court of competent jurisdiction, to produce documents, disclose data, or otherwise act in contravention of the confidentiality obligations imposed in this MSA or otherwise with respect to maintaining the confidentiality, proprietary nature, and secrecy of Privileged Work Product, Accretive shall not be liable for breach of such obligation. In such event, Accretive agrees to disclose only that information minimally required to be disclosed by such legal action. For purposes of this Section, Privileged Work Product shall mean certain documents, data, and databases created or provided to Accretive and Accretive Agents for Ascension Health or the Affiliate and all associated communications thereto.
24.03	Unauthorized Acts. Each party shall:
24.03.01	Notify the other party promptly of any material unauthorized possession, use, or knowledge, or attempt thereof, of the other party’s Confidential Information by any person or entity which may become known to such party.

24.03.02	Promptly furnish to the other party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other party in investigating or preventing the recurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information.

24.03.03	Use reasonable efforts to cooperate with the other party in any litigation and investigation against third parties deemed necessary by the other party to protect its proprietary rights.

24.03.04	Except as provided in Section 24.03.06, promptly use reasonable efforts to prevent a recurrence of any such unauthorized possession, use, or knowledge of Confidential Information.

24.03.05	Except for modifications to the Services more fully described in Section 24.03.06, bear the cost it incurs as a result of compliance with this Section 24.03.

24.03.06	To the extent any change to prevent a recurrence of any such unauthorized possession, use or knowledge of Confidential Information requires a modification of the Services, such modification shall be approved by the Joint Review Board.
Article 25. REPRESENTATIONS AND WARRANTIES
Each of the following representations and warranties contained in Section 25.01 and 25.02 shall be deemed made by Accretive and the applicable Affiliate as of the Affiliate execution date of the applicable Affiliate Schedule. Each of the following representations and warranties contained in Section 25.03 shall be deemed made by Ascension Health as of the MSA Date.
25.01	Affiliate represents and warrants that:

25.01.01	Affiliate is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation.

25.01.02	Affiliate has all requisite corporate power and authority to execute, deliver, and perform its obligations under the applicable Affiliate Schedule.

25.01.03	Affiliate is duly licensed, authorized, or qualified to do business and is in good standing in every jurisdiction in which a license, authorization, or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except where the failure to be so licensed, authorized, or qualified would not have a material adverse effect on Affiliate’s ability to fulfill its obligations under the applicable Affiliate Schedule.

25.01.04	Affiliate has not disclosed impermissibly any Confidential Information of Accretive.

25.01.05	The execution, delivery, and performance of the Affiliate Schedule has been duly authorized by Affiliate and will not conflict with, result in a breach of, or constitute a default under any other agreement to which Affiliate is a party or by which Affiliate is bound subject to the acquisition of necessary consents and/or approvals required of Accretive as contemplated by this MSA. The Affiliate Proprietary Software, applicable to Affiliate, does not and will not infringe upon the proprietary rights of any third party (except to the extent such infringements result from: (a) modifications by Accretive or Accretive Agents, (b) breach of this MSA by Accretive, (c) Accretive’s failure to use any new or corrected versions of any such Affiliate Proprietary Software provided by Affiliate, or (d) Accretive’s failure to adhere to license, lease, or other agreement or specifications or instructions of which it has knowledge).

25.01.06	There is no outstanding litigation, arbitrated matter or other dispute to which Affiliate is a party which, if decided unfavorably to Affiliate, would reasonably be expected to have a material adverse effect on Accretive’s ability to fulfill its obligations under this MSA.
25.02	Accretive represents and warrants that:
25.02.01	It is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware.

25.02.02	It has all requisite corporate power and authority to execute, deliver, and perform its obligations under this MSA.

25.02.03	Accretive is duly licensed, authorized, or qualified to do business and is in good standing in Michigan and every jurisdiction in which a license, authorization, or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except where the failure to be so licensed, authorized, or qualified would not have a material adverse effect on Accretive’s ability to fulfill its obligations under this MSA.

25.02.04	The execution, delivery, and performance of this MSA has been duly authorized by Accretive and will not conflict with, result in a breach of, or constitute a default under any other agreement to which Accretive is a party or by which Accretive is bound subject to the acquisition of necessary consents and/or approvals required of Ascension Health or an Affiliate as contemplated by this MSA.

25.02.05	Accretive has not disclosed impermissibly any Confidential Information of Ascension Health or any Affiliate.

25.02.06	The Accretive Proprietary Software does not and will not, and the Developed Software and the Services will not, infringe upon the proprietary rights of any third party (except to the extent such infringements result from: (a) modifications by Affiliate or Ascension Health Agents other than those authorized or required by Affiliate with knowledge of the infringement, (b) breach of this MSA by Ascension Health or Affiliate, (c) Affiliate’s failure to use any new or corrected versions of any such Accretive Proprietary Software, provided Affiliate is notified that use of such new or corrected version is necessary to avoid infringement, or (d) Affiliate’s failure to adhere to any license, lease, or other agreement or specifications or instructions of which it has knowledge).

25.02.07	There is no outstanding litigation, arbitrated matter or other dispute to which Accretive is a party which, if decided unfavorably to Accretive, would reasonably be expected to have a material adverse effect on Accretive’s ability to fulfill its obligations under this MSA.

25.02.08	Accretive is not insolvent, is able to pay its bills as they become due and is financially able to meet its obligations under this MSA.

25.02.09	The Accretive Tools when integrated and interfaced with a respective Affiliates systems will continue to allow information necessary for operations to be communicated with Affiliates other systems.
25.03	Ascension Health represents and warrants that:
25.03.01	Ascension Health is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of Missouri.

25.03.02	Ascension Health has all requisite corporate power and authority to execute, deliver, and perform its obligations under this MSA.

25.03.03	Ascension Health has not disclosed impermissibly any Confidential Information of Accretive.

25.03.04	Ascension Health is duly licensed, authorized, or qualified to do business and is in good standing in every jurisdiction in which a license, authorization, or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except where the failure to be so licensed, authorized, or qualified would not have a material adverse effect on Ascension Health’s ability to fulfill its obligations under this MSA.

25.03.05	The execution, delivery, and performance of this MSA has been duly authorized by Ascension Health and will not conflict with, result in a breach of, or constitute a default under any other agreement to which Ascension Health is a party or by which Ascension Health is bound subject to the acquisition of necessary consents and/or approvals required of Accretive as contemplated by this MSA.
25.04	DISCLAIMER. EXCEPT AS SPECIFIED IN THIS MASTER SERVICES AGREEMENT OR AN AFFILIATE SCHEDULE, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES, THE SOFTWARE, THE AFFILIATE MACHINES OR THE SYSTEMS AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IN RESPECT OF THE SERVICES, THE SOFTWARE, THE CUSTOMER MACHINES AND THE SYSTEMS.
Article 26. DISPUTE RESOLUTION
26.01	Joint Review Board. Either party may, upon notice from any member of the Joint Review Board request a review before the Joint Review Board. If a party elects to use the procedure set forth in this Section 26.01, the other party shall participate. The review will occur no more than ten (10) business days after a party serves notice to use the procedure set forth in this Section 26.01 and such meeting may occur telephonically. Each party may include such professionals as it may deem appropriate and useful in making its presentation to the Joint Review Board. If the matter cannot be resolved at such meeting, the parties shall submit the dispute to arbitration pursuant to Section 26.03.

26.02	Admissibility. Proposals and information exchanged during the informal proceedings described in Sections 26.01 between the parties shall be privileged, confidential, and without prejudice to a party’s legal position in any formal proceedings. All such proposals and information, as well as any conduct during such proceedings, shall be inadmissible in any subsequent proceedings for any purpose (but this Section 26.02 shall not be construed to render confidential, inadmissible, or non-discoverable any otherwise admissible documents or other evidence merely because they were referred to, transmitted, or otherwise used in any such informal proceedings).
26.03	Arbitration. Any dispute which is not resolved by the Joint Review Board shall, except as otherwise provided in this MSA, be finally settled by arbitration, conducted on a confidential basis, under the US Arbitration Act, if applicable, and the then-current Commercial Dispute Resolution Procedures (“Rules”) of the American Arbitration Association (“Association”) strictly in accordance with the terms of this MSA and the laws of the State of Missouri, excluding its principles of conflicts of laws. To the extent permitted by the Association rules, all parties direct that any arbitration be held on an expedited basis.

All arbitration hearings shall be held in St. Louis, Missouri. The arbitration decision shall be majority vote of a panel consisting of three arbitrators. Each party shall select one arbitrator within thirty (30) days after the delivery of the demand for arbitration is made, and the third arbitrator shall be selected by the two arbitrators so chosen within thirty (30) days after the delivery of the demand for arbitration is made. If one or more arbitrator(s) is not selected within the permitted time periods, the missing arbitrator(s) shall be selected in accordance with Rule 13 of the Rules. All arbitrators shall be licensed practicing attorneys, shall have no conflicts, and shall be knowledgeable in the subject matter of the dispute. Each arbitrator shall have experience and education which qualify him or her to competently address the specific issues to be designated for arbitration. Each party shall bear its own costs of the arbitration and one-half of the arbitrators’ costs. The arbitrators shall apply Missouri substantive law and the Federal Rules of Evidence to the proceeding. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Missouri law, subject to the limitations set forth in this MSA; provided, however, the arbitrators shall not have the power to amend this MSA, award punitive or exemplary damages, or award damages in excess of the limits contained in the MSA. The arbitrators shall prepare in writing and provide to the parties an award, including factual findings and the reasons on which the decision is based. The arbitrators shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected for any such error.

Any award shall be paid within thirty (30) days of the issuance of the arbitrators’ decision. If any award is not paid within thirty (30) days, any party may seek entry of a judgment in state or federal courts located in the State of Missouri in the amount of the award.

Neither party shall be excluded from seeking provisional remedies in the courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies shall not be sought as a means to avoid or stay arbitration. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY. THE REQUIREMENT OF ARBITRATION SET FORTH IN THIS ARTICLE SHALL NOT APPLY IN THE EVENT THAT THERE IS THIRD PARTY JOINDER BY EITHER PARTY OR A THIRD PARTY INSTITUTES AN ACTION AGAINST ANY PARTY TO THIS

AGREEMENT, AND SUCH THIRD PARTY IS NOT AMENABLE TO JOINDER IN THE ARBITRATION PROCEEDINGS CONTEMPLATED BY THIS ARTICLE.
Article 27. TERMINATION
27.01	Termination for Cause. In the event that either Party has materially breached its obligations under this MSA, and that breach has not been satisfactorily addressed through the cure process established below, the non-breaching Party shall have the right to terminate this MSA for Cause sixty (60) days following the issuance of a written notice of termination. No written notice of Termination for Cause will be valid unless the Party issuing the notice has complied with the cure procedure set forth below. No breach can provide the basis for a Termination for Cause unless written notice of the breach is provided under 27.02.01 below within twelve (12) months of the date on which the party asserting the breach knew, or should have known in the ordinary course of the relationship, that the alleged breach had occurred.

27.02	Procedure Regarding Cure. In the event that a material breach occurs under this MSA the Parties agree that the breaching party shall have the opportunity to cure the material breach prior to a Termination for Cause. Therefore, after issuing a written notice of termination, each party agrees to proceed in the following manner, working, in good faith, to address the circumstances which led to the breach or other conduct in question:
27.02.01	The party seeking to address an area of concern shall give written notice to the party whose conduct has breached or frustrated the Agreement.

27.02.02	The breaching party shall be given thirty (30) days within which to satisfactorily address the concern and begin implementation of the agreed upon course of action. If necessary under the circumstances and consented to by the non-breaching party (which consent shall not be unreasonably withheld), the complete implementation of the agreed upon course of action may take more than thirty (30) days but may not exceed one hundred twenty (120) days.

27.02.03	If the breaching party fails to comply with the agreed upon course of action on the appropriate timetable, the other party may request a meeting of the Joint Review Board to discuss the failure to comply and termination. That meeting will be held promptly upon request. If it is determined by the Joint Review Board that the agreed upon course of action has not been undertaken then the non-breaching party shall be authorized to issue a notice of termination for cause.

27.02.04	Upon the issuance of a notice of termination for cause the Joint Review Board shall meet to discuss the steps required to facilitate an orderly transition in connection with the termination and shall agree upon a transition plan which shall address timing, employee communication, reconciliation of fees, allocation of transition costs, licenses for continued use of Accretive’s Proprietary Software, and related issues.

27.02.05	Any disputes which arise during these procedures, and can not be resolved by good faith dialogue among the parties, shall be resolved by Arbitration (under the expedited arbitration rules of the American Arbitration Association) as provided for above, or by such other method mutually agreed upon by the parties.
27.03	Termination for Convenience. Upon mutual agreement of Ascension Health and Accretive, the parties may terminate an Affiliate Schedule for convenience upon one hundred eighty (180) days written notice after the second anniversary of the Affiliate Effective Date for the applicable Affiliate.

27.04	Termination Upon Renewal. Either party may terminate this MSA by providing the other party written notice at least one hundred eighty (180) days prior to the end of the then current Master Term if such party wishes not to renew this MSA. Either Accretive or Ascension Health may terminate an Affiliate Schedule by providing the other party written notice at least two hundred ten (210) days prior to the end of the then effective Affiliate Term if such party wishes not to renew the Affiliate Schedule.

27.05	Termination Due to Event of Force Majeure. In the event that there is a failure to provide a material portion of the Services due to a Force Majeure Event from any source for a period of thirty (30) days out of any forty-five (45) day period, Ascension Health may terminate the affected portion of the applicable Affiliate Schedule, to the extent severable, upon thirty (30) days written notice.

27.06	Termination for Change in Control. In the event of a sale, or potential sale, of all or substantially all of the assets of Accretive or sufficient stock of Accretive to effect a Change in Control of Accretive, Ascension Health may terminate this MSA on at least ninety (90) days’ notice to Accretive which notice must be provided within ninety (90) days of Ascension Health being notified of the Change in Control. For purposes of this section, a “Change in Control” shall mean the acquisition by an entity of fifty percent (50%) or more of Accretive’s capital stock ordinarily having voting rights if the acquiring entity actively exercises management control other than a transaction involving an offering of Accretive’s capital stock in the public markets. An offering of Accretive’s capital stock in the public markets shall not create a right of termination under this provision.

27.07	Termination Due to Loss of Exempt Status. In the event Ascension Health receives an opinion of qualified legal counsel, after consultation with Accretive’s qualified legal counsel, in which it concludes that the MSA presents a material risk to the tax-exempt status of Ascension Health and/or any of the Affiliates, and that risk can not be reasonably mitigated by the parties following good faith consultations and consideration of reasonable amendments and modifications to the MSA, then Ascension Health shall be entitled to terminate the MSA without penalty upon sixty (60) days written notice.

27.08	Termination Due to Regulatory Risk. In the event Ascension Health receives an opinion of qualified legal counsel, after consultation with Accretive’s qualified legal counsel, in which it concludes that the MSA presents a material risk of causing Ascension Health and/or any of the Affiliates, to violate any applicable laws or regulations, and that risk can not be reasonably mitigated by the parties following good faith consultations and consideration of reasonable amendments and modifications to the MSA, then Ascension Health shall be entitled to terminate the MSA without penalty upon sixty (60) days written notice.

27.09	Termination Because Excluded Provider. In the event Accretive becomes an Excluded Provider pursuant to Section 23.02 or fails to promptly take the actions specified in Section 23.02 with regards to Accretive Staff or Accretive related entities that become Excluded Providers, Ascension Health may terminate this MSA immediately and the cure provisions contained in Section 27.02 shall not be applicable to such breach.
Article 28. TERMINATION ASSISTANCE
28.01	Termination Assistance. Accretive shall provide all reasonable Termination Assistance requested by Ascension Health, beginning upon notice of termination of the MSA for any reason and continuing through the date three (3) months following the Final Service Date. Accretive shall be entitled to reasonable fees for Termination Assistance Services provided prior to the Final Service Date to the extent the delivery of the Termination Assistance Services can not be accomplished by the existing Accretive Staff on hand at the time of the termination notice. Accretive shall be entitled to reasonable compensation for any Termination Assistance Services provided after the Final Service Date.

28.02	Continuation of Services. At Ascension Health’s request, Accretive shall also continue to provide some or all of the Services for up to one (1) year following the expiration or termination of the MSA at the rate of [**]% of the then-applicable Base Fees applicable to the Services provided.
Article 29. EXIT PLAN
29.01	Upon receipt of an expiration or termination notice of this MSA or an Affiliate Schedule or termination of this MSA or any Affiliate Schedule for any reason:
29.01.01	Accretive shall provide the Termination Assistance Services in accordance with Article 28;

29.01.02	If the MSA or an Affiliate Schedule is terminated by Ascension Health for cause, pursuant to Section 27.01, or pursuant to Section 27.03, then:

29.01.02.01	Accretive shall assign and transfer to Ascension Health or one or more Affiliates, at [**], all Accretive Machines and other physical assets owned by Accretive and used at the terminated Affiliate(s) in performing the Services.

29.01.02.02	Accretive shall grant to Affiliate a license or sublicense to use and maintain for its and the terminated Affiliates internal business purposes, the Accretive Software and Accretive Tools for a license fee payable by Affiliate equal to [**].

29.01.02.03	Affiliate shall relinquish any right to receive any Performance Guaranty payment to which it might be entitled at the time of the Termination.
29.01.03	If the MSA or an Affiliate Schedule is terminated for any reason other than as set forth in Section 29.02.02:
29.01.03.01	Accretive shall assign and transfer to Ascension Health or one or more of the Affiliates all Accretive Machines and other physical assets owned by Accretive and used at the terminated Affiliate(s) in performing the Services and Ascension Health shall pay Accretive the [**] of such Accretive Machines and physical assets so transferred on the date of transfer. [**] shall be mutually determined by Ascension Health and Accretive and if they cannot agree within forty (45) days, then by an independent appraiser to be mutually selected by Ascension Health and Accretive.

29.01.03.02	Accretive shall grant to each Affiliate for whom Services are being terminated a license or sublicense to use and maintain for its and the terminated Affiliates internal business purposes, the [**] payable by each Affiliate as set forth in Exhibit 3 subject to a good faith review and adjustment by mutual agreement of Accretive and Ascension Health [**] from the MSA Effective Date.
29.01.04	The parties shall cooperate in the development and execution of an orderly Exit Transition Plan which protects the right of each party to performance through the Final Service Date, timely payment for Services and the protection of its physical and intellectual property rights, subject to the provisions of this MSA.

29.01.05	Upon Ascension Health’s request, Accretive shall transfer or assign to Ascension Health or its designee any agreements applicable to Services being provided to Ascension Health or Affiliates, on terms and conditions acceptable to both parties (Accretive and Ascension Health) and subject to the payment by Ascension Health of any transfer fee or nonrecurring charge imposed by the applicable vendors.

29.01.06	Notwithstanding the prohibition of paragraph 33.03 below, Ascension Health or the Affiliates may offer employment to Accretive Staff who perform Services exclusively for Affiliates at the time of the issuance of the notice of termination, other than the Key Accretive Staff. Accretive shall provide reasonable assistance to facilitate the communication of these offers of employment to its employees (e.g., providing names, resumes and other information reasonably requested by Ascension Health to the extent permissible by law and any contract). Accretive shall waive, any non-compete or other restrictive rights it may have with respect to those employees.
29.02	Bidding Assistance. Ascension Health may obtain offers for performance of services similar to the Services following termination/expiration of the MSA. As requested by Ascension Health, Accretive shall provide to Ascension Health such information and other cooperation regarding Ascension Health’s operations as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such Services, and for a third party not to be disadvantaged compared to Accretive if said third party supplier were to be invited by Ascension Health to submit a proposal. The types of information and level of cooperation to be provided by Accretive pursuant to this Item shall be no less than those initially provided by Ascension Health to Accretive prior to commencement of the MSA.

29.03	Equitable Remedies. Accretive, Ascension Health and Affiliates acknowledge that, in the event they breach (or attempt or threaten to breach) their obligations to one another regarding the preparation and execution of an Exit Roll-Out Plan and to provide termination/expiration assistance, they may be irreparably harmed. Under these circumstances either party may proceed directly to court. If a court of competent jurisdiction should find that a party has breached (or attempted or threatened to breach) any obligations related to the preparation and execution of an Exit Roll-Out Plan and termination/expiration assistance, each party agrees that, without any additional findings of irreparable injury to injunctive relief, it shall not oppose the entry of an appropriate order compelling performance by it and restraining it from any further breaches (or attempted or threatened breaches). Each party shall have the right to request that any injunctive relief be conditioned on contractual performance by the other party.
Article 30. INDEMNITIES
30.01	Indemnity by Affiliate. Affiliate shall indemnify Accretive and Accretive’s Related Entities and their respective officers, directors, employees, agents, successors, and assigns from, and defend the foregoing against, any Claim, liability or expenses (including attorneys’ fees and expenses) asserted by a third party and arising from the acts or omissions of Affiliate as follows:

30.01.01	That the Affiliate Software, or any other resources or items provided to Accretive by the Affiliate, its employees, or Ascension Health Agents infringe upon the proprietary rights of any third party (except to the extent such infringements as may result from: (a) modifications by Accretive or Accretive Agents, (b) breach of this MSA by Accretive, (c) Accretive’s failure to use any new or corrected versions of any allegedly infringing item provided by Affiliate, or (d) Accretive’s failure to adhere to any applicable license, lease, or other agreement, or specifications or instructions of which it has knowledge).

30.01.02	Relating to any duties or obligations of the Affiliate, its employees, or agents accruing before the respective Affiliate Effective Date, or imposed on Affiliate, its employees, or agents under this MSA and/or an Affiliate Schedule at any time after the respective Affiliate Effective Date to a third party that is not a Related Entity of Affiliate.

30.01.03	Occurring at an Affiliate Service Location if not caused by the acts or omissions of Accretive.

30.01.04	Relating to Affiliate’s failure to obtain those Consents for which it is responsible.

30.01.05	Caused by the material inaccuracy or untruthfulness of any representation or warranty made by Affiliate under Section 25.01 of this MSA.

30.01.06	Relating to (a) a violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by Affiliate, its employees, or agents and (b) discrimination or harassment by Affiliate, its employees, or agents, and (c) work-related injury except as may be covered by Affiliate’s workers’ compensation or death caused by Affiliate, its employees, or agents; and (d) any Claim of wrongful termination or other employment related claim arising as a result of Affiliate’s conduct; and (e) any claim of unfair labor practice, arbitrations, breaches of collective bargaining agreements arising as a result of Affiliate’s conduct.

30.01.07	Relating to violations by Affiliate of its obligations, representations and warranties under this MSA which are not caused or directed by Accretive, or which arise out of Accretive’s delivery of Services pursuant to the billing, coding and collection policies, practices and procedures of Affiliate as of the Affiliate Effective Date (except to the extent of Accretive’s negligence in providing such Services), including costs, claims, liabilities, expenses, penalties and other sanctions (including those arising as a result of a False Claims Act and/or qui tarn action) arising from Accretive or Accretive Agent’s failure to comply with any law, regulation, authority, or contractual obligations relating to the coding and billing of health care services (including but not limited to any Federal Health Care Program services).
30.01.08	Relating to any amounts, including taxes, interest, and penalties, assessed against Accretive which are the obligations of Affiliate pursuant to Article 20.

30.01.09	Relating to any Claim by, on behalf of, or related to the Contract Employees arising out of, related to, or in anyway connected with their employment prior to the Affiliate Effective Date.

30.01.10	Relating to any Claim arising as a result of any action or failure to act by Affiliate pursuant to Section 5.05.

30.01.11	Affiliate shall indemnify Accretive from any reasonable costs and expenses (excluding reasonable attorney’s fees) incurred in connection with the enforcement of this Section 30.01 against Affiliate.

30.01.12	Affiliates obligations under this Section 30.01 shall be capped at $25 million dollars.
30.02	Indemnity by Accretive. Accretive shall indemnify Ascension Health, Affiliates and their Related Entities and their respective officers, directors, employees, agents, successors, and assigns from, and defend the foregoing against, any Claim, liability or expenses (including attorneys’ fees and expenses) asserted by a third party that is not a Related Entity of Accretive:
30.02.01	That the Services, the Accretive Software, any modifications to Affiliate Software performed by Accretive, its employees, Accretive Staff, or Accretive Agents or any other resources or items provided to an Affiliate by Accretive, its employees, or Accretive Agents infringe upon the proprietary rights of any third party (except to the extent such infringements as may result from: (a) modifications by Affiliate or Ascension Health Agents other than those authorized or required by Accretive, (b) breach of this MSA by Ascension Health or the Affiliate, (c) an Affiliate’s failure to use any new or corrected versions of any allegedly infringing item provided by Accretive, provided the Affiliate is notified that use of such new or corrected version is necessary to avoid infringement, or (d) an Affiliate’s failure to adhere to any license, lease, or other agreement or specifications or instructions of which it has knowledge).

30.02.02	In respect of Services provided out of shared facilities by Accretive, Accretive Staff, or agents to a third party not caused by Ascension Health or an Affiliate.

30.02.03	Relating to any duties or obligations of Accretive, its employees, Accretive Staff, or agents accruing after the respective Affiliate Effective Date in respect of any subcontractor of Accretive.

30.02.04	Caused by the material inaccuracy or untruthfulness of any representation or warranty made by Accretive, its employees, or Accretive Agents under Section 25.02 of this MSA.

30.02.05	Relating to Accretive’s failure to obtain the Consents for which it is responsible.

30.02.06	Relating to (a) a violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by Accretive, its employees, Accretive Staff, or agents, (b) discrimination or harassment by Accretive, its employees, Accretive Staff, or agents, and (c) work-related injury except as may be covered by Accretive’s workers’ compensation or death caused by Accretive, its employees, Accretive Staff, or Accretive Agents; (d) any Claim of wrongful termination arising as a result of Accretive’s conduct; and (e) any claim of unfair labor practice, arbitrations, breaches of collective bargaining agreements arising as a result of Accretive’s conduct.

30.02.07	Relating to any amounts including taxes, interest, and penalties assessed against Ascension Health or an Affiliate which are obligations of Accretive pursuant to Article 20.

30.02.08	Relating to violations by Accretive of its obligations which are not caused or directed by Affiliate, including costs, claims, liabilities, expenses, penalties and other sanctions (including those arising as a result of a False Claims Act and/or qui tarn action) arising from failure of Accretive, Accretive Staff or Accretive Agents to comply with any law, regulation, authority, or contractual obligations relating to the coding and billing of health care services (including but not limited to any Federal Health Care Program services).

30.02.09	Accretive shall indemnify Ascension Health or an Affiliate from any reasonable costs and expenses (excluding attorney’s fees) incurred in connection with the enforcement of this Section 30.02.

30.02.10	Accretive’s obligations under this Section 30.02 shall be capped at $25 million dollars.
30.03	Indemnity by Ascension Health. Ascension Health shall indemnify Accretive and Accretive’s Related Entities and their respective officers, directors, employees, agents, successors, and assigns from, and defend the foregoing against, any Claim, liability or expenses (including attorneys’ fees and expenses) asserted by a third party and arising from the acts or omissions of Ascension Health as follows:

30.03.01	Relating to any duties or obligations of Ascension Health, its employees, or agents accruing either before the MSA Effective Date imposed on Ascension Health, its employees or agents under this MSA, or at any time after the MSA Effective Date to a third party that is not a Related Entity of Ascension Health.

30.03.02	Caused by the material inaccuracy or untruthfulness of any representation or warranty made by Ascension Health under Section 25.03 of this MSA.

30.03.03	Relating to (a) a violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by Ascension Health, its employees, or agents and or (b) discrimination or harassment by Ascension Health, its employees, or agents.

30.03.04	Relating to violations by Ascension Health of its obligations under this Agreement which are not caused or directed by Accretive, including costs, claims, liabilities, expenses, penalties and other sanctions (including those arising as a result of a False Claims Act and/or qui tarn action) arising from failure of Ascension Health to comply with any law, regulation, authority, or contractual obligations relating to the coding and billing of health care services (including but not limited to any Federal Health Care Program services).

30.03.05	Ascension Health shall indemnify Accretive from any reasonable costs and expenses (excluding attorney’s fees) incurred in connection with the enforcement of this Section 30.03 against Ascension Health.

30.03.06	Ascension Health’s obligations under this Section 30.03 shall be capped at $25 million dollars.
30.04	Indemnification Procedures. If any Claim is commenced against an indemnified party (hereinafter “Indemnified Party”), notice thereof shall be given to the indemnifying party (hereinafter Indemnifying Party”) as promptly as practicable. After such notice, if the Indemnifying Party shall acknowledge in writing to such Indemnified Party that this MSA applies with respect to such Claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice delivered to the Indemnified Party not less than thirty (30) days prior to the date on which a response to such Claim is due, to immediately take control of the defense and investigation of such Claim and to employ and engage attorneys subject to the approval of Indemnified Party, which shall not be unreasonably withheld, to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The indemnifying party agrees to consult with the Indemnified Party regarding the defense of the claim and the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial, and defense of such Claim and any appeal arising there from; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial, and defense of such Claim and any appeal arising therefrom. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party which shall not be unreasonably withheld. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that Claim. If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this Section 30.04, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

30.05	Any Indemnified Party shall have the right to demand that any Indemnifying Party provide reasonable assurance that the Indemnifying Party is able to meet its financial obligations pursuant to these Indemnities including the ability to fund promptly at least $1,000,000 in indemnified claims.
Article 31. DAMAGES
31.01	Direct Damages. Ascension Health, Affiliates and Accretive shall be liable to the other party for any direct damages arising out of or relating to its performance under this MSA or any Affiliate Schedule. The following shall be considered direct damages and no party shall assert that they are Consequential Damages (as defined in Section 31.02):
31.01.01	Commercially reasonable costs of recreating or reloading a party’s information which is lost or damaged as a result of a party’s breach of its obligations under this MSA;

31.01.02	Commercially reasonable costs of implementing a work around in respect of a failure to provide all or a portion of the Services or any part thereof;

31.01.03	Commercially reasonable costs of replacing lost or damaged equipment, software and materials;

31.01.04	Payments or penalties imposed by a regulatory agency for a party’s failure to comply with deadlines which is not the result of a Force Majeure Event;

31.01.05	Claims, liabilities, expenses, penalties and other sanctions (including those arising as a result of a False Claims Act and/or qui tarn action) or commercially reasonable costs as a result of a party’s failure to comply with any law, regulation, authority, or contractual obligations relating to the coding and/or billing of health care services including but not limited to any Federal Health Care Program services which is not the result of a Force Majeure Event.
31.02	Consequential Damages. Neither Ascension Health, Affiliate nor Accretive shall be liable for, nor will the measure of damages include, any Consequential Damages arising out of or relating to its performance under this MSA or any Affiliate Schedule, except as provided in Section 4.03 relating to the public relations cost resulting from disruption of Affiliate’s operations. For purposes of this Agreement, Consequential Damages shall mean any indirect, incidental, special or consequential damages or amounts , including, as to Accretive, loss of income, or, as to the parties, for loss of profits, or savings arising out of or relating to Ascension Health’s, Affiliate’s or Accretive’s performance under this MSA, but excluding all Fees.

31.03	Exclusions. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS ARTICLE 31, IN NO EVENT WILL ANY PARTY BE LIABLE FOR PUNITIVE OR EXEMPLARY DAMAGES UNLESS ASSESSED PURSUANT TO SECTION 31.01.05.
Article 32. INSURANCE
32.01	Insurance. During the Master Term, Accretive shall maintain at its own expense, insurance of the type and in the amounts specified below;
32.01.01	statutory workers’ compensation in accordance with all Federal, state, and local requirements, and employer liability in an amount not less than $1,000,000 per occurrence:

32.01.02	commercial general liability (including contractual liability insurance) in an amount not less than $[**] per occurrence;

32.01.03	comprehensive automobile liability covering all vehicles that Accretive owns, hires, or leases in an amount not less than $1,000,000 per accident (combined single limit for bodily injury and property damages);

32.01.04	umbrella excess liability applying above the employer’s liability, commercial general liability and comprehensive automobile liability described above in an amount not less than $[**] per occurrence/accident.
32.02	During the Master Term, Ascension Health and or Affiliates shall maintain at their own expense, insurance or self-insurance of the type and in the amounts specified below:
32.02.01	statutory workers’ compensation in accordance with all Federal, state, and local requirements, and employers liability in an amount not less than $1,000,000 per occurrence;

32.02.02	commercial general liability (including contractual liability insurance) in an amount not less than $[**] per occurrence;

32.02.03	comprehensive automobile liability covering all vehicles that Ascension Health or Affiliate owns, hires, or leases in an amount not less than $1,000,000 per accident (combined single limit for bodily injury and property damages);

32.02.04	umbrella excess liability applying above the employer’s liability, commercial general liability and comprehensive automobile liability described above in an amount not less than $[**] per occurrence/accident.
32.03	Insurance Documentation. Each party shall furnish to the other party certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced above in Section 32.01 and 32.02 and naming the other party as an additional insured to the extent available on a commercially reasonable basis. Such certificates or other documentation will include a provision whereby thirty (30) days’ notice must be received by the additionally insured party prior to coverage cancellation of the coverage by either the insuring party or the applicable insurer. Such cancellation shall not relieve the insuring party of its continuing obligation to maintain insurance coverage in accordance with this Article 32.

32.04	Accretive shall require each of its subcontractors to maintain at their own expense insurance of the types and in amounts commensurate with the scope of services to be performed, as determined by Accretive.

32.05	Each party shall be responsible for insuring the personal property which is in its care, custody or control and shall effect waivers of subrogation against the other party, its Related Entities, agents, and subcontractors and their employees. Each party shall assume all risk of loss or damage to the property which is in its care, custody, or control even if caused by the act or omission, including a negligent act or omission, of the other party, its Related Parties, agents and subcontractors and their employees.

32.06	Any insurance provided on a claims-made basis shall apply a retroactive date that precedes the Master Effective Date or the provision of Services. An extended reporting period must be purchased if the retroactive date is advanced or if the coverage is terminated and not replaced by another claims-made policy with the same retroactive date.
Article 33. MISCELLANEOUS PROVISIONS
33.01	Ethical and Religious Directives. Accretive acknowledges that Ascension Health and each Affiliate conduct their operations in a manner consistent with the Ethical and Religious Directives for Catholic Health Care Services as promulgated by the United States Conference of Catholic Bishops, Washington D.C., of the Roman Catholic Church or its successor. While performing Services pursuant to the

MSA, Accretive shall provide Services in accordance with the Ethical and Religious Directives. Disputes regarding violation of this Section 33.01 shall not be subject to the arbitration provisions of Section 26.03, but rather shall be decided by a Catholic ethicist to be mutually selected by the Ascension Health and Accretive.

33.02	Corporate Responsibility. Accretive, Ascension Health and each of the Affiliates have in place Corporate Responsibility Programs (“Programs”) which have as their goal to ensure that they comply with federal, state and local laws and regulations. The Programs focus on risk management, the promotion of good corporate citizenship, including a commitment to uphold a high standard of ethical and legal business practices, and the prevention of misconduct. The parties acknowledge one another’s commitment to corporate responsibility and this MSA shall be interpreted and fulfilled consistent with the policies enumerated in their respective Programs. The parties agree to mutually cooperate with one another to assure that the objective of their respective Programs are met. The parties each agree to immediately notify one another’s corporate responsibility officer of (i) any and all possible instances of non-compliance on the part of the other party or any of its employees or agents of which the parties are aware, or (ii) any subpoena or other request for information or documents relative to the Services rendered hereunder. The parties agree to conduct their business transactions with one another in accordance with principles of good corporate citizenship and a high standard of ethical and legal business practices.

33.03	Solicitation of Employees. During the Master Term, and for a [**] period following the Final Service Date, Accretive, Ascension Health and Affiliates shall be prohibited from soliciting, recruiting or employing the employees of the other without the consent of the employee’s then current employer during the employee’s term of employment and for a period of [**] following the employee’s final service date and subject to the provisions of Paragraph 29.01.06.

33.04	Assignment. Neither party to this MSA may assign the MSA without the consent of the other party to the MSA. An Affiliate may not assign its respective Affiliate Schedule without the written consent of Accretive and Ascension Health. Upon notice to Accretive, Ascension Health may assign this MSA without consent to any affiliate or subsidiary in an assignment in which the assignor assigns substantially all of its assets and operating control (including a change in sponsorship) or upon a sale of all or substantially all of the assets of the assignor. Upon notice to Ascension Health, Accretive may assign this MSA without consent to any affiliate or subsidiary in an assignment in which the assignor assigns substantially all of its assets and operating control or upon a sale of all or substantially all of the assets of the assignor. Except with regard to the preceding sentence, no assignment shall relieve the assignor or any other party of its obligations under this MSA including each Affiliate Schedule shall continue to be binding on the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 33.04 shall be void.

33.05	Notices. Except as otherwise specified in this MSA or an Affiliate Schedule, all notices, requests, consents, approvals, and other communications required or permitted under this MSA shall be in writing and shall be sent by United States mail in a form which requires a, return receipt or nationally recognized courier service such as Federal Express with the capacity to verify receipt of delivery on the date such notice is received to the address specified below:
33.05.01	In the case of Ascension Health:

Anthony Speranzo Senior Vice President and Chief Financial Officer Ascension Health 4600 Edmundson Road St. Louis, Missouri 63134

with a copy to:	Joseph R. Impicciche Senior Vice President and General Counsel 4600 Edmundson Road St. Louis, Missouri 63134
33.05.02	In the case of Accretive:

Mary Tolan Founder and Chief Executive Officer 401 N. Michigan Avenue Suite 2700 Chicago, IL 60611

with a copy to:	Greg Kazarian Senior Vice President and General Counsel 401 N. Michigan Avenue Suite 2700 Chicago, IL 60611
Either party may, by notice to the addresses above, change its address, or the parties to be notified under this provision. Notices shall be effective upon receipt in the case of notices given by courier, and five (5) days after deposit in the United States mail, properly addressed and postpaid in the case of mail.

33.06	Counterparts. This MSA and each Affiliate Schedule may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

33.07	Relationship. The parties intend to create an independent contractor relationship and nothing contained in this MSA or any Affiliate Schedule shall be construed to make either Accretive, Ascension Health or any Affiliate partners, joint venturers, principals, agents, or employees of the other. No officer, director, employee, agent, affiliate, or contractor retained by Accretive to perform work on Affiliate’s behalf hereunder shall be deemed to be an employee, agent, or contractor of

Affiliate. Accretive shall not have any right, power, or authority, express or implied, to bind Ascension Health or an Affiliate. Neither Ascension Health nor an Affiliate shall have any right, power, or authority, express or implied, to bind Accretive.

33.08	Consents, Approvals, Notices and Requests. Unless otherwise specified in this MSA or the applicable Affiliate Schedule, all consents, approvals, notices, and requests, acceptances or similar actions to be given by either party under this MSA shall not be unreasonably withheld or delayed and each party shall make only reasonable requests under this MSA.

33.09	Severability. If any provision of this MSA (other than a term or provision relating to any payment obligation) is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this MSA or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision of this MSA shall be valid and enforceable to the extent granted by law. Notwithstanding this provision, if the severance and removal of the provision(s) deemed to be contrary to law frustrates the purpose of this MSA, or either party’s ability to perform under this MSA, than that party shall have the right to terminate this MSA for Good Reason.

33.10	Waiver. No delay or omission by any party to exercise any right or power it has under this MSA or any Affiliate Schedule shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

33.11	Publicity. No party shall use another party’s name or refer to the other party directly or indirectly in any media release, public announcement, or public disclosure relating to this MSA or any Affiliate Schedule or their subject matter, including in any promotional or marketing materials, customer lists or business presentations without consent from the other party for each such use or release. No party may use any trademark or service mark of the other party without that party’s consent which shall be given in its sole discretion. Nothing in this Agreement shall be construed to prevent the parties from entering into any separate agreement with respect to the use of the Ascension Health name, trademark or service mark.

33.12	Entire Agreement. This MSA including each of the Affiliate Schedules, which are hereby incorporated by reference into this MSA, is the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings, or agreements between the parties relative to such subject matter.

33.13	Amendments. No amendment to, or change, waiver, or discharge of, any provision of this MSA including any Affiliate Schedule shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.

33.14	Governing Law. This MSA including each of the Affiliate Schedules shall be interpreted in accordance with and governed by the internal laws of State of Missouri excluding its conflict of laws rules.

33.15	Jurisdiction. Each party irrevocably accepts and submits to the jurisdiction of the courts in Missouri, Illinois and any state in which an Affiliate Service Location is located, in personam, generally and unconditionally with respect to any action, suit, or proceeding brought by it or against it by the other party. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY. THE SUBSTANCE OF THIS PROVISION SHALL BE INCLUDED IN EACH AFFILIATE SCHEDULE AND SHALL BIND EACH AFFILIATE.

33.16	Survival. The terms of Articles 14, 22, 23, 24, 25, 28, 29, 30, 31 and Sections 15.01, 32.06, 33.03, 33.05 33.09, 33.10, 33.14, 33.15, 33.17, and this Section 33.16, and any other provision which by its context or nature should survive shall survive the expiration or termination of this MSA and any Affiliate Schedule in whole or in part for any reason.

33.17	Third Party Beneficiaries. Each party intends that this MSA and each Affiliate Schedule shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than Ascension Health, the respective Affiliate or Accretive.

33.18	Acknowledgment. Ascension Health, Affiliates and Accretive each acknowledge that the limitations and exclusions contained in this MSA have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon the level of risk to Ascension Health, Affiliates and Accretive associated with their respective obligations under this MSA and the payments to be made to Accretive and credits to be issued to Affiliate pursuant to this MSA. The parties agree that the terms and conditions of this MSA and the Affiliate Schedules shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this MSA and the Affiliate Schedules.

33.19	Injunctive Relief. The parties acknowledge and agree that a breach of Article 14 and Article 24 may give rise to irreparable injury that is not adequately compensable in damages. Accordingly, either party may seek injunctive relief against the breach or threatened breach of Article 14 and Article 24 in addition to any such legal and equitable remedies available.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of Ascension Health and Accretive have each caused this MSA to be signed and delivered by its duly authorized representative.

ASCENSION HEALTH		HEALTHCARE SERVICES, INC. d/b/a
ACCRETIVE HEALTH

By:	/s/ Anthony J. Speranzo	By:	/s/ Mary Tolan

TABLE OF EXHIBITS

1.	Accretive Service Locations
2.	Form of Affiliate Schedule
3.	Operating Protocols
4.	Termination License Fees
5.	Business Associate Agreement

Exhibit 1
Accretive Service Locations

Accretive Health – Corporate
401 N. Michigan Avenue
27th Floor Chicago, IL 60611
Accretive Health
Financial Clearance Center and
Medical Financial Solutions
229 North Rose
Kalamazoo, MI 49007
Accretive Health Medicaid Eligibility Hub
660 Woodward Avenue, Suite 1442
Detroit, Michigan 48226
Accretive Health
BP Modeling
2811 Wintergreen Drive
Cape Girardeau, MO 63701
Accretive Health
Underpayment
725 N. Highway A1A
Jupiter, FL 33477
Accretive Health India Operations
Location 1 –
Underpayments, Best Possible,
FCC Data Entry, Small Balance Team
301-306, Centrum Plaza,
Sector – 53,
Gurgaon, India - 122002
Location 2 –
Transcription, PFS,
FCC Payor Follow-up
C-110, Sector – 63
Noida, India - 201307

Exhibit 1 – Ascension MSA	1/1/09

Exhibit 2
Form of Affiliate Schedule

AFFILIATE SCHEDULE
FOR
[INSERT AFFILIATE NAME]
     This Affiliate Schedule dated as of [Date], by and among Health Care Services, Inc., a Delaware corporation (“Accretive”), Ascension Health, a Missouri nonprofit corporation (“Ascension Health”), and [____________], a [____________] corporation (“Affiliate”) supplements the Master Services Agreement by and between Accretive and Ascension Health.
W I T N E S S E T H:
     WHEREAS, Ascension Health and Accretive have entered into a Master Services Agreement that permits Affiliates to procure revenue cycle services from Accretive pursuant to Affiliate Schedules;
     WHEREAS, Affiliate wishes to procure revenue cycle services from Accretive and Accretive wishes to provide revenue cycle services to Affiliate on the terms and conditions set forth in the Master Services Agreement and this Affiliate Schedule;
     NOW, THEREFORE, for valuable consideration, the receipt of which is acknowledged, Accretive, Ascension Health, and Affiliate agree as follows:
Article 1. Definitions and Construction
1.01	Definition. Unless otherwise defined herein, defined terms shall have the meaning ascribed to them in the Master Services Agreement.

1.02	Construction and Interpretation. This Affiliate Schedule shall be construed and interpreted as set forth in the Master Services Agreement.

1.03	Reference to Master Services Agreement. The “Master Services Agreement” means that certain contract between Ascension Health and Accretive, dated November ___, 2007, as has been or may be amended, modified, supplemented, revised, or restated by Ascension Health and Accretive in the future. This Affiliate Schedule hereby incorporates the Master Services Agreement as it currently exists and as may exist in the future.

1.04	Changes. The Master Services Agreement and each of its provisions may be amended, modified, supplemented, revised, or restated, as agreed by and between Ascension Health and Accretive from time to time. Affiliate irrevocably agrees that all of the foregoing and any waiver by Ascension Health shall be binding upon Affiliate without any further agreement, consent or notice. Affiliate hereby irrevocably consents to Ascension Health acting on its behalf in such regard during the Affiliate Term. This Affiliate Schedule may be amended as agreed by and among Affiliate, Ascension Health, and Accretive from time to time.
Article 2. Services and Effective Date
2.01	Services. Pursuant to the Master Services Agreement, Accretive shall provide the Services to Affiliate for the Sites set forth in Appendix C. Accretive shall be the exclusive provider of Services as defined in the Master Services Agreement. Accretive agrees that it will not commence services outside the Standard Scope of Services without written confirmation from the Affiliate Designated Sponsor, that Accretive is authorized to proceed with the services. Notwithstanding this exclusivity, Affiliate shall have the option of utilizing a provider other than Accretive to provide it with services limited to the areas of CDM Review and Strategic Pricing provided that:
(a)	Accretive is provided a fair opportunity to provide the services on terms comparable to those being offered by the alternative service provider;

(b)	The alternative service provider must be a focused service provider in the particular area of services and can not be a firm which competes directly with Accretive in the delivery of revenue cycle services.

(c)	The work of the alternative service provider is coordinated with the Accretive team to avoid overlap and assure coordination of services.
2.02	Affiliate Effective Date. The term of this Affiliate Schedule shall commence on [____________] (such date the “Affiliate Effective Date”) and continue until the expiration of the Affiliate Term.

2.03	Affiliate Environment Specifications. The particular specifications relating to Affiliate’s environment and relevant to the provision of the Services are set forth as follows:
2.03.01	Those employees of Affiliate that are Contract Employees are set forth in Appendix H. Those employees that will be leased from Affiliate by Accretive and the reimbursement for each such employee to be paid by Accretive to Affiliate (“Employee Lease Payments”) are set forth in Appendix H. This roster shall be reviewed and adjusted on a monthly basis. Accretive shall pay to Affiliate the Employee Lease Payments on or before the first day of each month.

2.03.02	Affiliate’s Affiliate Machines are set forth in Appendix A.

2.03.03	Affiliate’s Assigned Agreements are set forth in Appendix E.

2.03.04	Affiliate’s Retained Resource Agreements are set forth in Appendix F.

2.03.05	The Accretive Service Locations from which Accretive will provide Services to Affiliate are set forth on Appendix G. The monthly occupancy expenses for which Accretive is to reimburse Affiliate are set forth in Appendix I (“Occupancy Reimbursement Payment”). Accretive shall pay to Affiliate the Occupancy Reimbursement Payment on or before the first day of each month. The Occupancy Reimbursement Payment shall be adjusted by a percentage equal to INFLATOR on each anniversary of the Affiliate Effective Date.

2.03.06	The Affiliate Service Locations from which Accretive will provide Services to Affiliate are set forth on Appendix B.

2.03.07	The Affiliate Roll-Out plan is set forth on Appendix K.
Article 3. Fees
3.01	Fees. The Base Fee and Management and Technology Fee payable by Affiliate as established by the Base Case as set forth in Appendix D and pursuant to the Operating Protocols are $[_________] and $_________, respectively.
Article 4. Dispute Resolution
4.01	Consent to Process. All parties hereby consent to the Dispute Resolution Procedures set forth in the Master Services Agreement. Furthermore, Affiliate acknowledges and consents that it will institute all claims as between Affiliate and Accretive, through and in the name of Ascension Health, subject to the qualifications and rights set forth in the Master Services Agreement.
Article 5. Additional Provisions
5.01	Right to Consultation. In the event that Accretive elects to consider delivering services to a client in close proximity to Affiliate which is identified by Affiliate as a competitor on Appendix J, Accretive agrees to consult with Affiliate before undertaking such a relationship.

ACCRETIVE	ASCENSION HEALTH

Signature	Signature

Printed Name and Title	Printed Name and Title

Date	Date

AFFILIATE

Signature

Printed Name and Title

Date

Table of Appendices

A	Affiliate Machines
B	Affiliate Service Locations
C	Sites
D	Base Case
E	Assigned Agreements
F	Retained Resource Agreements
G	Accretive Service Locations
H	Contract Employees
1	Reimbursement for Occupancy Expenses
J	Affiliate Competitors
K	Roll-Out Plan
L	Form Designation as Attorney in Fact

Appendix L
Form of Designation as Attorney in Fact
STATE OF                             )
                                                )      SS:
COUNTY OF                         )
     KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Healthcare Services, Inc. (d/b/a Accretive Health) (hereinafter “Accretive”) of Cook County, Illinois, as attorney-in-fact for the benefit of the undersigned, and in its name, place and stead for the following purposes:
To act as processing agent for the undersigned in submitting the undersigned’s medical assistance claims for the purpose of reimbursement under the state’s medical assistance program.
To act as the undersigned’s authorized agent for purposes of signing on behalf of the undersigned any required certification statement in connection with the submission of medical claims.
To act as processing agent for the undersigned in submitting the undersigned’s medical claims to third party payors, including but not limited to Medicare, Medicaid, and any and all third party payors for covered health care services, items, and supplies provided by the undersigned, for the purpose of reimbursement.
To deposit funds received from third party payors, including those classified as self pay into accounts controlled by, or in the name of the undersigned.
     It is acknowledged that this Power of Attorney does not authorize Accretive to receive and negotiate checks or other remuneration in its own name that are otherwise due or payable to the undersigned. It is further expressly acknowledged and recognized that the granting of this Power of Attorney in no way limits or discharges the ultimate responsibility and liability of the undersigned for the truthfulness and accuracy of any and all information provided to Accretive for submission ‘on on behalf of the undersigned. This Power of Attorney is not intended to, shall not be construed to, and expressly does not authorize the Accretive to sign, certify, file, or otherwise submit, on behalf of the undersigned, any claim, statement, request for reimbursement, or other document, or information that Accretive knows or would know is not, in all respects, true and accurate. In the event that the Accretive submits any claims, certification, statement, request for document on behalf of the undersigned that it knows to be false or inaccurate, it is understood and agreed that such action by Accretive is completely unauthorized by the undersigned.
     This Power of Attorney shall automatically terminate upon the termination of the Affiliate Schedule entered into between Accretive and the undersigned on                     , 200___. Upon termination of the Affiliate Schedule Accretive shall promptly notify all parties which it has provided with this Power of Attorney that the Power of Attorney has been terminated.

(Affiliate)

By:

Its:

Exhibit 3
Operating Protocols

EXHIBIT 3: OPERATING PROTOCOLS
In support of the
Amended and Restated Master Services Agreement
by and between
Healthcare Services, Inc. d/b/a Accretive Health
and
Ascension Health
as of December 13, 2007
Revised: March 20, 2009

Confidential
Revised: 3/20/09
Operating Protocol Overview
The Operating Protocols were developed jointly by Accretive Health and Ascension Health to support key operational aspects of the contractual relationship governed by the Master Services Agreement.
Table of Contents

PROTOCOL	PAGE#	MSA REFERENCE
Standard Scope of Services	3	Par. 3.02

Affiliate Roll Out Plan	4	Par. 4.01

Protocol for Adjustment of Employee Roster and Compensation	5	Par 5.03

Affiliate Target Service Levels	6	Par 7.01.04, 10.01

Base Fee Methodology	7	Par 18.02

Determination of Revenue Improvement	12	Par 18.05, 19.02

Measurement for Performance Improvement Not Captured by Revenue Improvement	21	Par. 18.05, 19.02

Measurement Procedures	23	Articles 18 & 19

Performance Guaranty	25	Par. 19.06

Dormant Receivable Collections	27	Par. 18.8

Shared Service Blended Shore Operating Model	29	Par. 21.01

Mechanism for Determining and Sharing Cost Savings	31	Par. 21.01 (c)

Cost Savings Projections and [**]	38	Par 21.03

IT Access	41	n/a
Given the complex and fluid nature of certain aspects of the operating model (e.g. measurement of benefit) the Operating Protocols may revised as often as necessary by mutual agreement of the parties. Similarly, exceptions or adjustments to the Operating Protocols may be made at the Affiliate level as appropriate and mutually agreed to by the parties. Issues that can not be resolved by mutual agreement will be elevated to the Joint Review Board for resolution as outlined in paragraph 26.01 of the Master Services Agreement.

Confidential
Revised: 3/20/09

Standard of Scope of Services

The Services shall include the following functional areas:
•	scheduling

•	on-site processes of pre-registration

•	eligibility verification

•	registration

•	authorization

•	admitting

•	coding

•	transcription

•	record retention

•	chart analysis and assembly

•	billing

•	secondary billing

•	underpayment review

•	denial management

•	third party collections and self pay follow-up

•	charge description master maintenance

•	collection of dormant receivables

•	lost charges/charge capture

•	Finance and managed care analytical support as appropriate to support general operations
From January 2008 forward, the following additional functions shall be considered Services and be provided as necessary and agreed upon in writing by the respective Affiliates:
•	Clinical documentation improvement

•	Managed care contract negotiation

•	CDM review

•	Strategic pricing

Confidential
Revised: 3/20/09

Affiliate Roll-Out Plan

A roll-out plan will be developed for each Affiliate prior to the Affiliate Effective Date. Affiliate will review Roll-Out Plan and approve in writing prior to commencement of services. Such Roll-out Plan will, at a minimum, include the following key components:
A.	Time Frame: The Roll-out Plan will specify the date for the commencement of Services at the Affiliate and will address activities to be undertaken by each party during the first three months of the Services.

B.	Schedule of Leadership and Associate Communication Initiatives

C.	Schedule of Management and Staff Training and Development

D.	Prioritization and implementation plan for key process/technology initiatives which includes key dates

E.	Identification of Resources required and available to execute the Roll-out Plan and commencement of Services.

F.	Schedule for delivery of Affiliate financial data required to support the Best Possible measurement process.

G.	Agreement on any Affiliate-specific Service Level Targets as may be appropriate

H.	Identification of Applicable Policies affecting Financial Assistance and Billing Practices relating to the Uninsured.

I.	Protocol for System Access Requests

J.	Identification of Data Requests Necessary to Support Operations.

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Protocol for Adjustment of Employee Roster and Compensation

1.	As part of the start-up process for each Affiliate a roster of Contract Employees and their associated compensation shall be established (the “Contract Employee Roster”) and shall become part of the Affiliate Agreement as Appendix H.

2.	The Contract Employee Roster shall be reviewed semi-monthly (i.e. two times each month) by the Accretive Site lead and the designee of Affiliate to assure the accuracy of the Contract Employee invoice and payment.

3.	Changes to the Contract Employee Roster and the rates of compensation shall be communicated on a timely basis as part of the review process discussed above.

4.	No later than thirty (30) days from the end of each quarter both parties will review and acknowledge in writing any changes to the Employee Roster and/or associated rates of compensation. Associated true ups will be carried forward to the next monthly billing cycle.

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Affiliate Target Service Levels

Accretive and Affiliate will establish specific Service Level Targets as may be appropriate to ensure efficient revenue cycle operations. Affiliate Target Service Levels will be mutually agreed by both parties, and documented in a manner and form consistent with the table below.

Function/Activity	Measured By	Target Service Level
Scheduling
OP Scheduling	7 CDEs
OR Scheduling	7 CDEs
PBX	Availability of Phone

Case Management/Utilization Management
Re-certification	Denials for request
Pre-discharge denials/appeals	Denial overturn

Revenue Generation
Automated Charges	Missing charges
Manual Charges	Missing charges
Charge Error Corrections	Missing charges
Audit Corrections	Missing charges
Batch Report Rejects	Missing charges
Late Charge Generation	Volume of late charges
Charge Balancing	Out of Balance
Ancillary Charge Report	Missing Charges
Internal System Issues/Interfaces (“systems out of sync”)	Out of Balance

Cash Processing/Logging
Bank Depostis - Patient Access Cash (Front End)	Deposit
Bank Depostis - PFS Cash (Back End)	Deposit
Deposit Reconciliation	Reconciliation
Monthly bank Account Reconciliation	Reconciliation

Revenue Cycle Controls/Maintenance
Patient Day Reconciliation	Census reconciliation

Other-Facility
Month End Close	EOM Reports
General Ledger Entries	EOM Reports
Employee Lease Payment Determination	Transfer Amount Sign-off

Information Services and Technology
Core Revenue Cycle Systems (i.e. PAS, billing system)	Minimum hours access per day

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Base Fee Methodology

1.	Base Fee. It is anticipated that each Affiliate will pay Accretive a base fee amount [**]. The parties will work collaboratively in an attempt to obtain accurate costs involved at each Affiliate with regard to these Services

2.	The costs involved in the base fee are to include both Direct Cost (as more fully described in Section 3 below) and Indirect Costs (as more fully described in Section 4 below), except where their inclusion is not commercially practical.

3.	For purposes of this Section 2, direct cost means [**]. The Direct Costs include, but are not limited to, the following direct expense categories:
[**]
4.	The Indirect Costs are costs incurred in support of revenue cycle functions [**]. These costs include, but are not limited to, the following categories: [**]. These costs will be allocated to the revenue cycle functions based on the amount of those costs consumed by the revenue cycle function. [**] will be allocated on either the proportion of salary expense or FTEs engaged in the revenue cycle function compared to the total salary expense or FTEs associated with the expense item, as appropriate. [**] will be allocated based on the proportion of computers and telephones utilized in the revenue cycle function compared to the total computers and telephones associated with the expense item.

5.	The Base Fee for each quarter shall be adjusted to include any [**] as mutually agreed to in writing with the Affiliate during the prior quarter [**].
Accrual for PTO Costs:
1.	“Paid Time Off” (PTO) shall mean the time that a Contract Employee is paid by an Affiliate due to an excused absence.

2.	Each Affiliate has its own definition of what sort of absence qualifies for PTO. As such, this matter will be addressed and defined during the establishment of each Affiliate’s Base Fee.

3.	For all Affiliates with contract start dates subsequent to January 1, 2008:
a)	PTO costs will be included in the Affiliate’s Base Fee using an “as incurred” methodology. This methodology will recognize the PTO cost as earned by the employee using the Affiliate’s calculation method (policy) beginning at the inception of the contract. Consequently, all PTO related cost incurred or accrued by the Affiliate prior to the inception of the contract should not be included in the baseline calculation and should not be reimbursed by Accretive.

b)	Accretive will reimburse Affiliates for PTO costs as they are incurred by the Affiliate’s employees. An allowance for PTO that is earned in the current period is added to each bi-weekly payroll like other overhead allocations. Payments to employees for PTO taken are deducted from the bi-weekly payrolls. Accretive does not reimburse the Affiliates for these amounts.
4.	Affiliates with contract start dates prior to January 1, 2008 used different methods to account for PTO. If the Affiliate is not using the “as incurred” methodology as set forth in 3 above, Accretive and the Affiliate will review the methodology used in determining the Base Fee and subsequent PTO payments and determine if retroactive recalculation of PTO costs using the “as incurred” method is practical.

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a)	If the Affiliate agrees that retroactive recalculation is practical, Accretive will work with Affiliate to recalculate the PTO cost under the “as incurred” method from the inception of the contract and make any adjustments to the baseline calculation and payroll reimbursement as needed. Subsequently, the “as incurred” method should be applied and any remaining PTO balances or accrued PTO liabilities remaining with the client will be the responsibility of the client.
5.	Under the “as incurred” method there may be an instance where an employee will have earned PTO but due to the Affiliate’s policy or employee’s actions the employee will have forfeited the right to receive payment or utilize the PTO. This instance most likely will occur when an employee continues to earn PTO after reaching the maximum allowable PTO balance and the Affiliate does not have a payout policy. This scenario is expected to be infrequent; but when it occurs, an adjustment to the payroll reimbursement from Accretive to the Affiliate will be necessary to avoid Accretive reimbursing the Affiliate for an expense that the Affiliate did not incur.

6.	PTO cost related to allocations such as human resources and information technology that contain FTEs as a component in the calculation will be based on the full time equivalent (FTE) classification of each employee per the Affiliate’s payroll records. The FTE classification approach will eliminate fluctuations in the allocation portion of the payroll reimbursement resulting from employees utilizing PTO.

7.	A change in FTE status due to employee reclassifications will impact the allocation reimbursement. When an employee’s status is modified during the contract period Accretive Health finance will make an adjustment to the allocation reimbursement to reflect the change. To illustrate, the reimbursement for PTO cost for an employee that has been identified to be a full time equivalent (1 FTE) will be 100% of the eligible PTO benefit. In comparison, the reimbursement for PTO cost for an employee that has changed from a full time 1 FTE to a part time one-half (.5 FTE) will be 50% of the eligible PTO benefit.
Example 1 – Direct or Allocated Full Time Employee PTO Calculated “As Incurred”
a)	The calculation of PTO cost per pay period for a full-time direct or allocated employee based upon a standard week of 40 hours consisting of five 8-hour workdays and a semi-monthly pay period is:
[(Number of PTO days the employee is eligible per year at the full time rate) X (Standard hours per day)] / (Number of pay periods per year).
b)	In this example the employee is entitled to 20 PTO days per year. This would equate to the following hours per pay period earned.
[(20 days per year X 8 hours per day)] / (24 pay periods per year) = 6.67 hours per pay period.
c)	Under the “as incurred” method of calculating direct employee PTO cost Accretive would reimburse the Affiliate for the actual hours worked by the employee for the pay period plus an additional 6.67 hours. Assuming an 80 hour

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pay period Accretive would reimburse the Affiliate 86.67 hours (80 hours worked + 6.67 hours of accrued PTO). Conversely, if the employee utilizes 40 hours of PTO during a pay period consisting of 80 hours Accretive will reimburse the Affiliate for 46.67 hours (40 hours worked + 6.67 hours of accrued PTO). The Affiliate will not be reimbursed for the 40 hours of vacation utilized as Accretive has already reimbursed the Affiliate as the vacation was earned.
Example 2 – Direct or Allocated Part Time Employee PTO Calculated “As Incurred”
a)	The calculation of PTO cost per pay period for a one half (.5 FTE) direct or allocated employee based upon a standard week of 40 hours consisting of five 8-hour workdays and a semi-monthly pay period is:
[(Number of PTO days the employees level is eligible at the full time rate) X (FTE %) X (Standard hours per day)] / (Number of pay period per year)
b)	In this example a full time employee is entitled to 20 PTO days per year. However, since this employee is categorized as a one-half FTE (.5 FTE) the full time amount of PTO earned must be adjusted to properly reflect the percentage of the full-time work schedule.
[(20 days per year X 8 hours per day) X (.5 FTE %)] / (24 pay periods per year) = 3.33 hours per pay period.

Determination of Net Revenue Yield Improvement

The Performance Incentive Fees will relate to Accretive’s ability to provide the revenue cycle operations services more efficiently and in compliance with applicable rules and regulations. Compliant efficiencies will be calculated on a monthly basis comparing the monthly results against the annual monthly average for the Baseline Period.
Guiding Principles
Accretive and the Affiliate acknowledge and intend that the methodology for the measurement of Net Revenue Yield Improvement has been developed in a manner to reflect [**].
Both parties should be protected from either windfalls or penalties resulting from the impact of market events. Such events could include, but are not limited to:
•	[**] being operated by the Affiliate.

•	[**] resulting in non-compliance with contract terms.

•	Delayed implementation of [**] between insurance company and Affiliate.

•	[**]

•	Services to patients where Affiliate is not certified by a payor to bill for such services and thus not entitled to reimbursement.

•	[**] (e.g., changes in netting policies on individual open patient accounts receivable balances).

•	Changes in [**].
Given the material differences in revenue yields experienced for [**], the Net Revenue Yield Improvement will be adjusted [**] for changes [**] as a percentage of the total payer mix. These adjustments will be made by applying the [**] applied against the [**] for each of these categories to produce an adjustment to baseline. [**] are those patients that present at time of service [**] and include those patients converted to [**].
All calculations are to be based on the Affiliate’s generated financial data with a final review and approval by the Affiliate’s designee.

Key Concepts
Best Possible Compliant Net Revenue The maximum amount collectible from patient encounters, in compliance with contracts between the Affiliate and third party payors and consistent with the Affiliate’s self-pay discounts charitable mission and policies. [**]. This may include cash collected through collection agencies, legal collections, early out vendors and other contracted services before deductions of fees. In the event that [**] (e.g., lump-sum underpayment settlements). For payors that have periodic interim payments, vouchered remittances will be considered cash.
Adjusted Cash Collections Cash Collections plus an adjustment for [**]
Net Revenue Yield The measure of collection efficiency. [**]
Improvement in Net Revenue Yield The change in the Net Revenue Yield of the Measurement Period as compared to the Net Revenue Yield of the Baseline Period, [**].
Total Improvement Improvement in Net Revenue Yield plus [**].
Baseline Period The 12 months immediately preceding the start of Services (Affiliate Effective Date).
Measurement Month(s) The months commencing as of the Contract Start Date (Affiliate Effective Date).
Ultimate Yield Actual cash collected on a group of accounts divided by the specific Best Possible (expected) cash collections for the same group of accounts.
Process of Determination of Net Revenue Yield Improvement
Beginning on the first anniversary of the Affiliate Effective Date (i.e. start of the second contract year), the [**] will be computed and paid quarterly [**], after measuring the [**]. Since account financial class determination and therefore Best Possible can change many quarters after the initial calculation (e.g., disability cases) the [**]. All calculations are to be based on the Affiliate’s generated financial data with a quarterly review by each Affiliate CFO or his/her designee.

The Best Possible Compliant Revenue and Adjusted Cash Collections amounts utilized in arriving at the [**] (i.e., compliant efficiencies) will be adjusted, by mutual written consent of Accretive and Affiliate, to account for the impact of [**]. The parties will also review to confirm that there has been no compensation for case mix changes. The parties may engage an outside auditor to review and confirm such analysis.
Net Revenue Yield and resulting Net Revenue Yield Improvement will be determined by comparing the [**] Revenue Yield to the [**] Revenue Yield.
Net Revenue Yield is [**]. It is defined as:
[**]
Improvement in Net Revenue Yield is defined as:
[**]
     Step 1: Calculating Best Possible Compliant Revenue
The Best Possible Compliant Revenue for the [**] will be calculated by modeling the payment terms of each [**] for the respective period through the contract model, [**]. The model will be built as follows;
•	The modeling of [**] will be reviewed and approved by the [**] will be incorporated into the contract models.

•	The model will assume [**].

•	Best Possible Compliant Revenue for [**]. This process will be similar to calculating expected payment for a managed care payer after application of the negotiated discount. For those self-pay patients that [**] the specific insurance compliant collectible revenue is utilized.
     Step 2: Calculating Adjusted Cash Collections
Step 2 involves calculating the[**] using the following methodology. [**] and, in the case of interim payments, [**]. Adjusted Cash Collections is the total Cash Collections received [**] as set forth in this Step 2. The adjustment to [**] for changes in [**] for a measurement month or a baseline month would be calculated in the following manner:
•	[**] (changes in days in receivables over 365 days old will be eliminated from this calculation). For purposes of these Operating Protocols, [**] is the current months ending [**] less the prior months [**].
•	Gross AR days are calculated as the [**].

•	Average Daily Gross Revenue for the current and prior month is the sum of [**] divided by the [**].

•	Calculate the Adjusted Days which is equal to [**].

•	Calculate the AR Day Cash Value by [**]

•	Calculate the AR Adjustment by [**].

•	Calculate Adjusted Cash Collections for a month by [**].
     Step 3: Calculating Net Revenue Yield
Step 3 involves calculating the Net Revenue Yield for the [**]. Net Revenue Yield for the Measurement month is calculated by [**]. Revenue Yield for the Baseline Period [**] and then dividing by [**] for the same 12 month Baseline Period.
     Step 4: Normalizing Baseline Net Revenue Yield for Changes in Self-Pay Mix
Given the material differences in Revenue Yields experienced for [**] on one hand, and [**] and [**] on the other hand, the Baseline Period Revenue Yield will be normalized annually for changes in the [**].
These adjustments will be made by applying the new mix percentage for each of the [**] applied against the specific Baseline Period Revenue Yield for each of the payer types to [**].
In addition, an [**]. As noted in the Guiding Principles, Pure Self Pay accounts include those that are [**]. These converted accounts will have an adjustment so as to fully capture the total self-pay pool of patients. The self pay conversion adjustment is [**]. The Average Monthly Baseline Period converted account Best Possible is the total [**].
The baseline revenue yields for each of the three payer types will be determined using [**]. Ultimate Yield is the [**]. For Patient Residual versus Third Party Payer Best Possible, [**]. This could range from patient account data system &/or 835/remittance advice data to sampling of accounts.
Step 5 Calculating Net Revenue Yield Improvements
Step 5 involves calculating the Revenue Improvements for a month using the following methodology.
•	[**]

•	[**]
Illustration
     As an illustration of the above steps, the following describes the detailed calculations:

Facts:
Best Possible Compliant Revenue
Baseline Period: $205,330,437
Measurement Month: $18,195,069
Baseline Adjusted Cash Collections: $172,272,237
Measurement Month Cash Collections: $16,445,021
Gross AR Days
Current Measurement Month: 62.51
Previous Measurement Month: 63.78
AR Day Cash Value: $509,518
[**]
A total of four pages were omitted pursuant to a request for confidential treatment.

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Measurement for Performance Improvement
Not Captured by Revenue Improvement

The parties acknowledge that certain areas of improvement are anticipated that are not captured by the Revenue Improvement Measurement Methodology and therefore need to be measured on an initiative by initiative basis.
These initiatives and the measurement approach to be applied to each are set forth below. Accretive will be responsible for communicating the commencement of these initiatives with the Affiliate CFO prior to the commencement of the Initiatives and reviewing the agreed upon measurement methodology for each initiative at that time.
Determination regarding initiatives that increase Revenue Improvement shall be computed and paid quarterly in arrears unless the improvement is not reasonably measurable on a quarterly basis and an alternative arrangement is mutually agreed to by the parties.
1.	Pricing changes. Accretive will provide recommendations for the implementation of targeted pricing changes on an annual basis based on both market sensitivity and revenue impact.
Measurement approach. The Best Possible revenue impact of those changes will be tracked on a monthly basis. The Additional Revenue Improvement for this initiative will be the [**]. Accretive Performance Incentive Fee for benefits for [**].
2.	CDM Changes. Accretive will recommend and implement changes in the charge description master charges which produce an increase in Best Possible Compliant Revenue (for example changes in the CDM which for services currently rendered with no existing charge).
Measurement approach. The specific charges added or changed will be tracked and adjusted [**]. Accretive Performance Incentive Fee for benefits relating to [**] from date of implementation.
3.	Lost charges. Accretive will implement processes which detect and capture lost charges so that they can be appropriately billed.
Measurement approach. Lost charges will be accumulated on a monthly or quarterly basis [**].
For benefit measurement purposes, Initiatives that Increase Best Possible are not compared to a performance level in the baseline period. Instead, the approach is to track and accumulate the actual amounts achieved subsequent to the period prior to implementation of the initiative.

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The total Additional Revenue Improvement numbers for all initiatives in this section shall be accumulated for purposes of calculating the Performance Incentive Fee for each month.

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Measurement Procedures

1.	The Best Possible implementation timeline outlined below is dependent upon timely delivery of requisite Best Possible data from the Affiliate. A mutually agreed to schedule for delivery of Affiliate financial data required to support the Best Possible measurement process and timeline will be developed prior to commencement of services as a component of the Affiliate Roll-out Plan. Failure of Affiliate to deliver the requisite financial data as mutually agreed may result in a corresponding delay to the Best Possible implementation timeline.

2.	Best Possible Base Line Yield for the [**] preceding the Affiliate Agreement effective date will be calculated and signed-off by both parties no later than [**] after the end of the first contract year (CY1). This timetable is dependent upon Affiliate providing the requisite data to support Best Possible measurement within the first [**] of CY1.
a.	Accretive Health will implement the Best Possible measurement process and provide a draft scorecard and supporting database no later than [**] after receiving the requisite Affiliate financial data.
3.	There will be [**] formal measurement or sign off of Best Possible [**].

4.	Best Possible Contract Year Two (CY2) Yield will be calculated and signed-off by both parties no later than [**] after the end of the second contract year (CY2).
a.	A draft scorecard and database for CY2 will be presented to the Affiliate for review and comment no later than [**] after the end of CY2.
5.	The above timetable will be adhered to for each [**]. Affiliate will continue to provide requisite financial data in a timely fashion to support on-going measurement of Cash to Best Possible Yield improvements.

6.	Accretive will fully implement the Cash [**]. Both parties will sign off on Cash to Best Possible no later than [**] after the end of the Second Contract Year (CY2).

7.	Once [**] is fully implemented for an Affiliate (or an Affiliate’s facility) a number of practices will be followed.
a.	Each month a [**] will be provided to Affiliate no later than 45 days after the end of the month; the goal is to provide materials by the 30th of each month (for the results through the month previous).

b.	Accretive will invoice the Affiliate quarterly [**] for the [**] reflected in the [**].

c.	Quarterly invoices will be delivered to Affiliate no later than the [**] of the quarter.
i.	The initial Best Possible invoice generated will be for [**].

ii.	All subsequent invoices will reflect [**] through the end of the [**].
d.	An Affiliate must submit a [**] to Accretive within [**] business days of the receipt of a Quarterly Invoice if there are [**]. A [**] will be included with each quarterly Invoice. The Affiliate [**] for the items identified on the [**] of the issues identified by the Notice. If the parties are unable to [**], the matter will be referred to the Joint Review Board for resolution.

e.	Scorecard data will be deemed [**].
i.	This allows for ongoing changes/updates to the [**], based upon the continued evolution of accounts (e.g., changed payer class, Medicaid pending and self-pay conversions to insurance, patient residual shifts) [**].
f.	After the [**], both static ones [**] and the dynamic ones, (e.g., [**]) will be “frozen” at the values in the scorecard for that period. All subsequent measurement books and scorecards will incorporate the frozen values.

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A schedule for delivery of Affiliate financial data required to support the Best Possible measurement process will be developed and mutually agreed to as a component of the Affiliate Roll-out Plan.
In the event that the necessary Best Possible data has not been received from the affiliate by end of the [**] of operations, the management and technology fee (M&T Fee) becomes [**] for the period from the first anniversary of the affiliate agreement to [**] including daily data feeds to keep the best Possible database current..
Once Best Possible is implemented and net revenue yield improvement determined the Performance Improvement Fees will be trued up to the first anniversary of the contract as outlined in Paragraph 18.05 of the Master Services Agreement. In the event that Accretive Health does not complete the Best Possible implementation [**] Accretive Health will be further delayed in invoicing and recognizing revenue for measured benefits above a [**].

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Performance Guaranty

To the extent that any Affiliate’s quarterly cash collections after the Affiliate Effective Date deteriorates materially relative to such Affiliate’s Historical Cash Collection Performance” (as defined below), after adjustment for any negative change beyond Accretive’s control, such as a change in patient volumes measured by the total of inpatient discharges and outpatient encounters, the difference will be removed from the Base Fee paid by such Affiliate to Accretive, as defined herein.
1.	From the start of operations at the Affiliate Effective Date, the Affiliate’s cash collection will be measured quarterly, and compared to the Affiliate’s Historical Cash Collection Performance. The “Historical Cash Collection Performance” shall be the lowest [**] aggregate cash collection over the [**] immediately preceding the Affiliate Effective Date. If the Affiliate’s actual cash collection for any of the first [**] following the Affiliate Effective Date, net of any surplus accumulated in the prior quarter(s) relative to the Historical Cash Collection Performance, is less than the Affiliate’s Historical Cash Collection Performance, then the difference (“the Funding Shortfall”) will be removed from the next Base Fee payment to be paid by the Affiliate to Accretive following the determination that a Funding Shortfall occurred in the prior quarter of operations.

2.	After the first [**], Accretive will be entitled to a refund of the Funding Shortfall to the extent that the next month, or subsequent month of Affiliate’s cash collection performance exceeds the Affiliate’s Historical Cash Collection Performance divided by [**] (“Monthly Historical Cash Collection”). The amount of the refund, to be credited against fees to be paid by Accretive to the Affiliate immediately after the improved performance, will be equal to the amount by which the Affiliate’s cash collection for the subsequent month exceeds the Affiliate’s Historical Cash Collection Performance, up to the amount of any outstanding Funding Shortfall. If the above amount does not equal the outstanding Funding Shortfall, then the above process can be repeated during the following months, up to the amount of the outstanding Funding Shortfall. If Accretive is entitled to a refund of a Funding Shortfall, then for the remainder of such quarter the Performance Guaranty shall be evaluated and paid on a monthly basis utilizing the Monthly Historical Cash Collection.

3.	After the first year of operations following the Affiliate Effective Date, to the extent that any Affiliate’s Cumulative Quarterly Cash Collections (as defined below) is less than such Affiliate’s Historical Cash Collections Performance, the difference will be removed from the Base Fee as per the process described above. Thereafter, Accretive shall be entitled to a credit against fees paid by Accretive to the Affiliate, on an Affiliate by Affiliate basis, as per the process described in the above section. Unless otherwise set forth in the Master Services Agreement, Ascension shall have no obligation to repay to Accretive any Funding Shortfall, provided that if Ascension terminates the MSA without cause or Accretive terminates the MSA for cause or for Good Reason, then Ascension must pay to Accretive an additional termination fee equal to the Funding Shortfall. For purposes of this Section 4, “Cumulative Quarterly Cash Collections” shall mean, for all quarterly time periods after the first full [**] calendar months from the respective

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Affiliate Effective Date, the [**] of the quarterly cash collections during the period covering the time frame from the respective Affiliate Effective Date to the quarter in which such collections are being measured.
4.	Differences to be removed from the Base Fee to correct “Funding Shortfalls” under this paragraph shall be capped at $[**] dollars) in aggregate, and at $[**] dollars) per individual Affiliate. “Funding Shortfalls” which occur as a result of events outside Accretive’s control (i.e. state Medicaid slows or suspends payments or Affiliate vendor conduct which causes delays in Medicare billing) shall be excused from this guaranty.

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Dormant Receivable Collections

1.	Dormant Receivables are defined in paragraph 1.01.29 of the MSA.

2.	Accretive shall also be paid a fee for its efforts in connection with the collection of Dormant Receivables. The Affiliate’s Share of Dormant Receivables shall be [**]% of the Net Proceeds from the Collection of Dormant Receivables. Net Proceeds from the Collection of Dormant Receivables shall be defined as the gross payments received as payment on any Dormant Receivable during the term of this Agreement, and for the twelve month period following the termination of this Agreement, less the Direct Costs of collection incurred by Accretive with respect to the Collection of Dormant Receivables. Direct Costs of collection shall include third party expenses and dedicated labor, dedicated technology and dedicated facility expenses. Direct Costs will be allocated to each Affiliate based on a combination of out-bound calls, collector conversations with patients, and legal costs incurred on behalf of that Affiliate during the applicable period.

3.	Accretive shall have the right to establish such accounts as may be necessary and appropriate to facilitate its efforts in connection with the collection of Dormant Receivables. Accretive shall have the right to accept payments on Dormant Receivables and to deposit those payments into the accounts created for that exclusive purpose. Payments deposited into those accounts shall not be commingled with funds from any other source other than the collection of Dormant Receivables.

4.	If Accretive Health receives funds from the collection of Dormant Receivables, then Accretive Health shall set-off the Direct Costs incurred against those proceeds prior to distribution of Affiliate’s share of the net proceeds. If Affiliate receives the proceeds from the Dormant Receivable program then Accretive Health shall be reimbursed for the Direct Costs incurred in connection with this program by the Affiliate and [**].

5.	On or before the 25th of each month, Accretive Health shall provide Affiliate with a monthly statement reflecting the Direct Costs and Accretive Health’s [**] of net proceeds resulting from activity in the prior calendar month. This invoice will be accompanied by appropriate statements that reflects, at the account level, the beginning balance, collections or other activity during the month, and the ending balance.

6.	A pro forma estimate of Direct Costs will be provided to Affiliate by Accretive and will be updated on a timely basis. Each Affiliate shall have the reasonable right to request an update of the pro forma estimate and to audit the Direct Cost allocations.

7.	Payments received on Dormant Receivables shall be excluded from the calculation of the improvement in net revenue yield realized as a result of Accretive’s efforts and shall not be subject to any Additional Fees relating to the improvement in net revenue yield by Accretive, therefore preventing any duplicative recognition of revenue for purposes of determining fees.

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Shared Service Blended Shore Operating Model

Current Scope of Shared Service Blended Shore Operating Model
1. Financial Clearance Center of Excellence [**]
•	Processes
- Insurance verification

- Patient education on coverages and patient obligation

- Pre-Certification and Authorization

- Collection of Residuals
•	Impact
[**]
2. Transcription Center of Excellence
•	Process
- Voice recognition software produces drafts

- Transcriptionists correct drafts for completed product

- Corrections fed back into software so physician specific voice logic is continually refined
•	Impact
[**]
3. Patient Financial Services Center of Excellence
•	Process
- All Payor Billing and Follow up

- Payment Posting

- Credit balance processing

- Small balance processing

- Denial management
•	Impact
[**]

[**]	A total of one page was omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Mechanism for Determining and Sharing Cost Savings

The following defined terms when capitalized (or when the context clearly indicates the parties intended the defined term) shall have the meanings specified below. These definitions are incremental to those outlined in the MSA and are pertinent to mechanism for determining and sharing cost savings.
1.	Accretive Health Infused Costs shall mean the sum of costs incurred by Accretive and allocated to an Affiliate associated with the following:
a.	Licensing and/or development costs to provide Affiliate with access to the suite of Accretive Tools and Accretive Software used in managing the revenue cycle

b.	salary and related costs such as bonus, travel, benefits, payroll taxes, training, certifications, lap top or desktop computers, phones, PTO accruals, and severance accruals necessary to deploy and support the Accretive Tools and Accretive Software.

c.	salary and related costs such as bonus, travel, benefits, payroll taxes, training, certifications, lap top or desktop computers, phones, PTO accruals, and severance accruals for infused site leadership personnel. Site leadership personnel are Accretive Health employees deployed to provide daily leadership and direction. These individuals include site leads, operations leads, site VP’s, operations analysts, site finance analysts, measurement analysts, and initiative leads.
2.	Hospital Operations Staffing Costs shall mean the sum of costs incurred by Accretive and allocated to an Affiliate associated with the following:
a.	Contract Employee as defined in section 5.01 of the MSA. Such costs include payroll, benefits, and head count related overheads / allocations (e.g., desktop computer support, phone, payroll taxes, PTO accruals, severance accruals) as included in the calculation of the Base Fee

b.	Individuals supplied by staffing organizations or other independent contractors that are executing revenue cycle processes on behalf of an Affiliate (e.g., transcription services, coding services, PFS temporary workers).

c.	Accretive Health employees working in a functional area directly on behalf of an Affiliate. The costs associated with these individuals includes all direct costs (e.g., payroll, travel, benefits, payroll taxes, laptops/desktop computers, training, certifications).

d.	All Costs allocated to an Affiliate from one or more of Accretive’s Shared Services Blended Shore Centers of Excellence including Financial Clearance, Transcription, and Patient Financial Services.
3.	Hospital Operations Third Party Costs shall mean all direct costs incurred to engage 3rd parties to support revenue cycle operations on behalf of an Affiliate. Hospital Operations Third Party Costs include, but are not limited to, eligibility vendors, collection agency fees, medical record storage/management, and software license fees Hospital OperationThird Party Costs include costs paid directly by Accretive Health and costs paid by the Affiliate for which it is later reimbursed by Accretive Health.

4.	Accretive Allocated Costs shall mean costs allocated to an Affiliate from subsidiaries or divisions of Accretive that are performing services on behalf of an Affiliate. Examples include services performed by Accretive’s CCS initiative. Accretive Allocated Costs exclude costs associated with Accretive’s Shared Services Blended Shore Centers of Excellence.

5.	Hospital Operations Costs shall mean the sum of the following:
a.	Hospital Operations Staffing Costs.

b.	Hospital Operations Third Party Costs.

c.	Accretive Allocated Costs
6.	[**]

7.	[**]

8.	Shared Services Blended Shore Adoption Agreement — Agreement between Affiliate and Accretive that outlines the mutually agreed upon terms and conditions specific to the Affiliate under the Shared Services Blended Shore Operating Model including but not limited to variables and timing of transition, and cost savings [**].
Determining and Sharing Cost Savings
It is anticipated that, as a result of the operational improvements implemented by Accretive with the support of the Affiliates, certain efficiencies in staffing requirements for the operation of the Affiliate revenue cycle will be realized.
Affiliate will have an opportunity to participate in any realized reductions in Hospital Operations Staffing Costs. In the event that reductions in Hospital Operations Staffing Costs occur, the Affiliate shall receive a credit against a subsequent period Base Fee expense. [**]
Measuring Cost Savings
1.	Unless stated otherwise in the Affiliate Agreement and/or Shared Service Blended Shore Operating Agreement, Cost Savings will be based upon a comparison of the current quarter’s Hospital Operations Staffing Costs to the Inflation Adjusted Hospital Operations Staffing Costs associated with the Affiliate’s base fee. Cost Savings will be calculated and shared from the Affiliate effective date (i.e., affiliate contract start date).

2.	For those Affiliates with an effective date prior to September 30, 2006:

[**]

3.	If Accretive and Affiliate agree that all or a portion [**] associated with Hospital Operations Staffing Costs applies to a period in which Hospital Operations Staffing Costs savings was previously calculated, then the Hospital Operations Staffing Costs savings and the Affiliate’s portion of the savings will be [**].
Determining the applicable operating model and sharing percentage
1.	[**]

2.	Participation in the Shared Services Blended Shore Operating Model will begin when
a.	A Shared Services Blended Shore Adoption Agreement has been signed by the Affiliate’s CFO and Accretive’s CFO

b.	The Affiliate has completed the agreed upon transition period and is fully participating in the FCC, Transcription, and Patient Financial Services Centers of Operational Excellence.

c.	The Affiliate’s CFO and Accretive’s CFO have each signed an acknowledgement that the Affiliate has satisfied the participation requirements outlined in the Shared Services Blended Shore Adoption Agreement.
Allocation of Costs and Saving from Shared Services Blended Shore Centers of Excellence
1.	Monthly, each Affiliate participating in a Shared Services Blended Shore Center of Excellence will receive an allocation of the Shared Services Blended Shore Center of Excellence total costs based upon its [**]. Each Shared Service Center of Excellence will complete its own [**].

2.	The mechanism for calculating these allocations follows:
a.	The Shared Service Center of Excellence total cost for the month associated with performing services for Ascension Affiliates are compared to [**]

b.	An Affiliate’s “inflation adjusted base period” costs are the product of:

[**]

c.	Allocate the total savings or additional costs for the month (calculated in step 1) to each Affiliate based on the Affiliate’s relative percentage [**].
•	Ascension Health will provide Accretive Health with [**].

•	The current quarter’s allocation will be based upon the [**].
d.	Compute the amount of the cost to be allocated to each Affiliate for the month by subtracting the Affiliate’s [**].
3.	If there are any [**] at an Affiliate participating in a Shared Services Blended Shore Center of Excellence that would effect the [**], then the above calculations will be [**].

4.	When an Affiliate is transitioning to a specific Shared Services Blended Shore Center of Excellence, [**] adjusted to reflect the planned implementation period. Generally, a [**] implementation period is required. In such cases, the above items are pro-rated [**]% for [**] of transition, [**]% for [**] of transition, and [**]% for [**] of transition. When there are unusual circumstances involved a longer or shorter period is necessary; in such cases the Affiliate and the Shared Services Blended Shore Center of Excellence will jointly agree on the pro rata adjustment factors to be used during the transition period. The agreement will be reflected in the Affiliate’s Shared Service Blended Shore Adoption Agreement.

5.	An example of how the transition period approach is applied in the case of a general situation is shown below.
[**]
Reporting Cost Savings Results to Affiliates
1.	Accretive will provide Affiliate with a quarterly report reflecting the following:
a)	The calculation of the Hospital Operations Staffing Costs and the amount of savings achieved

b)	The Affiliates share of the savings which will be the amount of the Credit applied to a subsequent Base Fee

c)	Any changes in the composition of the Hospital Operations Staffing Costs which occurred during the quarter

d)	The percentage Hospital Operations Cost Take Out
2.	The form used for reporting items a and b above will be as follows

BASE FEE CREDIT RECONCILIATION

QUARTERLY STAFFING COST BASELINE TARGET (adjusted for inflation)	$
CONTRACT EMPLOYEE STAFFING COSTS (per invoices from Affiliate)	$
HOSPITAL OPS STAFFING COSTS (per Roster of Contract Employees)	$
SHARED SERVICES BLENDED SHORE ALLOCATION (if applicable)[1]
a. Staffing Costs prior to Shared Services impl.	$
b. Allocated Staffing Costs Savings	$
c. NET STAFFING COST SAVINGS (a-b)	$
Percentage to Affiliate	x	%
BASE FEE CREDIT	$

[1]	A breakdown of costs will be provided for each SSBS functional area: Financial Clearance, Transcription and Patient Financial Services.
3.	Accretive shall provide the Affiliate with the Base Fee Credit Reconciliation and the other matters noted in item 1 above no later than the [**]. Affiliate shall provide Accretive with any questions regarding the reconciliation within [**]. The parties will work collaboratively to resolve any discrepancies in the Hospital Operations Staffing Cost savings and the Affiliate’s Base Fee Credit on a timely basis. The [**].

Cost Savings Projection and [**]

1.	Accretive will provide each Affiliate with a projection and a [**] of anticipated cost savings assuming that they are fully participating in the Shared Services Blended Shore Operating Model. [**]. The specifics of each Affiliates projected cost savings [**] will be documented in the Affiliate’s Shared Services Blended Shore Adoption Agreement.

2.	[**], each Affiliate will be required to consistently provide Accretive’s shared services centers, whether located in the U.S. or offshore, with complete access to all Patient Financial Systems computer applications and records for a minimum of 18 hours each business day.

3.	The projected [**] savings assume that the [**]. If changes in this arrangement occur, appropriate adjustments will be made in the projected and guaranteed cost savings.

4.	The [**] incremental cost savings will be evaluated on a year over year basis. For example, [**].

5.	The annual cost savings [** is provided to the Affiliate in [**].

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The standard Form of the Affiliate Shared Services Blended Shore Adoption
Agreement is provided on the next page for reference.

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Affiliate Shared Services Blended Shore Adoption Agreement

(Affiliate)
This election shall serve as confirmation that ___________________________ (“Affiliate”) has elected to have the revenue cycle services provided to it by Accretive Health, pursuant to that certain Affiliate Agreement entered by and between the parties, delivered pursuant to the Shared Services Blended Shore Operating Model as contemplated by the Amended and Restated Master Services Agreement entered into by and between Ascension Health and Accretive Health on December 13, 2007.
The planned start and finish dates for transitioning each of the functions set forth below from the Affiliate to the Shared Services Blended Shore Center of Operational Excellence is set forth below:

	Start	Finish
Financial Clearance

Transcription

Patient Financial Services

The Affiliate agrees to fully cooperate with the transition to the Shared Services Operating Model and to provide such support and assistance as may be necessary to operate the Shared Services Operating Model in an efficient manner.
The Affiliate’s Base Period Costs for each of the functions being transferred to the respective Shared Services Blended Shore Center of Excellence is as follows:

Financial Clearance	$
Transcription	$
Patient Financial Services	$
In accordance with the Master Services Agreement and the related Operating Protocols, commencing with the starting month the Affiliate will receive an allocation of the Shared Services Blended Shore Center of Excellence total costs based upon its pro rata share of the total cost savings achieved by the Center. The allocation of each Shared Services Blended Shore Center of Excellence total cost for the month to the Affiliate will be based on the Affiliate’s relative percentage of equivalent discharges to the total of all Affiliates’ equivalent discharges. Each Shared Service Center of Excellence will complete its own calculation and cost allocations.
During the planned transition period, the Affiliate’s base period costs for the activity, the equivalent discharges, and the Affiliates share of savings associated with a Shared Services Blended Shore Center of Excellence will be adjusted using the following percentages.

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	Financial		Patient
	Clearance		Financial
	Center	Transcription	Services
Month 1

Month 2

Month 3

Month 4

Month 5

Month 6

The Affiliates share of the savings in its Hospital Operations Staffing Costs will be increased from [**]% to [**]% upon (a) the completion of the transition periods for each Shared Service and it is fully participating in the FCC, Transcription, and Patient Financial Services Centers of Operational Excellence, and (b) the Affiliate’s CFO and Accretive’s CFO having each signed an acknowledgement that the Affiliate has satisfied the participation requirements outlined in the Shared Services Blended Shore Adoption Agreement.
[**]

Healthcare Services, Inc D/B/A Accretive Health	[AFFILIATE}

By:

John Staton	Chief Financial Officer
Chief Financial Officer

Dated:	Dated:

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IT Access

Accretive Health will be provided system access to each Affiliate’s system to facilitate and enable the performance of the Services contemplated by the Master Services Agreement (e.g. front end insurance verification, residual collection, transcription and account follow up). System access for any individual will be limited to the functionality required for that individual to perform their work related duties. In most cases individual access will be limited to read only. Individuals performing specific functions associated with PFS and account follow up will require access to the patient accounting system to enable the appropriate workflow.
The Affiliate systems to which Accretive Health may require access are listed below:

Systems	Overall Reason for Access	Update/Read-only

Patient accounting system	Access patient residual balances, demographics etc charges,	Read-only for Front End functions and underpayments.

Billing Editor	Access claim information to understand detailed charges and what has been submitted to payers	Update for PFS Read-only

Admission, Discharge, Transfer System	To create a registration verifiable with patients through financial clearance function	Update

Medical Records Imaging systems	View online tool support underpayment appeals and denial management	Read-only

Payer Websites	Understand patient eligibility, benefit structures etc for the purposes of validating underpayments and calculating residuals	Read-only

Scheduling systems	Complete registrations with demographic, service and insurance information	Read-only
Methods of network and application access
Access to the Affiliate applications will be provided through Affiliate/AHIS controlled VPN connections. A VPN connection or Virtual Private Network Connection is an encrypted path between an Accretive user’s PCs and the Affiliate systems. Accretive users will obtain this connection through Affiliate/ AHIS authorization. They will have no ability to change the configuration of the VPN connection. Once a user is connected, he/she must then authenticate to the application using an Ascension-provided unique ID and password.
Data protection
After authentication with a unique ID and password, a user has access to the applications as provided by Affiliate/AHIS. In most cases read-only access to the Affiliate systems will meet the needs of the Accretive users. In cases where the applicable system can not be limited to

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“read-only” access, Accretive users will be granted the same access as other Affiliate users who require read-only access.
Affiliates/AHIS will retain control over the configuration of the access. Typically, this access does not require the ability to print, save to disk, copy, or cut-and-paste information from the relevant systems.
Unique ID generation
Accretive will assign a unique ID consistent with the social security number format for all Accretive users who do not have United States social security numbers. The two groups who encounter this are Accretive Health employees outside of the United States and employees in the United States on work visas. In order to provide a unique ID for these users, Accretive will generate a number in the format of the United States social security number, but in a number range which has never been issued by the United States. The US has never issued a social security number starting with numbers higher than 773, and no group of the numbers with all 0’s is acceptable. Accretive will generate unique numbers starting with 815-47- for these users and will follow that with four digits, starting at 0001.
Accretive will store the unique identifier in its HR systems associated with the user and will provide those identifiers to the Affiliate/AHIS as required. Access requests for these users will be accompanied by the unique identifier. Unique identifiers will not be reused.
Screening / Onboarding of Non-US citizen/Offshore Resources
Accretive will conduct background checks designed to assure that all users have been appropriately screened to assure that no user has any identifiable history of inappropriate conduct.
Accretive will retain records of these background checks which will be available for inspection by AHIS or any Affiliate.
All users will receive Accretive’s Compliance and HIPAA training. Accretive will retain documentation of the completion of this training for all resources. Additionally, all off-shore resources shall sign individual Business Associate Agreements, in the form attached, to assure that their individual obligations regarding protection of patient health information are acknowledged and understood.
Compliance and HIPAA training will be renewed annually. Documentation regarding refresher training will be retained for all resources.
Supervision of Offshore Resources
Supervision of Offshore resources is the responsibility of David Strickler, Accretive Health’s Vice President of Centralized Operating Model and Asheesh Khare, Accretive Health’s Director of Off-Shore Operations. Mr. Khare provides daily on-site supervision to Accretive’s offshore team. Additionally, these resources inter-face at least twice a week with their US based operating teams, (e.g. the PFS team has regular calls with the US based leader of that team).

Exhibit 4
Termination License Fee

1.	In the event that Affiliate elects to license the Accretive Health technology post- termination the licensing fee shall be $[**] per acute care hospital per year.

2.	This licensing fee shall in no event be greater than the fair market price for comparable technology in the marketplace. For purposes of this section, comparable technology shall mean technology that performs similar processes or functions creating similar output or results.

3.	The parties agree that in the event that Accretive has not implemented its full technology suite at a particular acute care hospital the post-termination licensing fee shall be adjusted for that acute care hospital to reflect the fair market price for those components which have been deployed.

4.	A license granted to an acute care hospital shall include those ancillary and affiliated facilities which were managed in conjunction with the acute care hospital during the period of Service.

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Exhibit 5
Business Associate Agreement

Business Associate Agreement
            THIS BUSINESS ASSOCIATE AGREEMENT (the “Agreement”) is entered into this                                   day of                                   , 2004, by and between HEALTHCARE SERVICES, INC. d/b/a ACCRETIVE HEALTH (“Accretive”) and ASCENSION HEALTH, including each of its Health Ministries (cumulatively and individually, “Ascension Health”).
            WHEREAS, Ascension Health is a health system that owns numerous health care facilities across the United States (“Health Ministries”);
            WHEREAS, Ascension Health is a business associate of the Health Ministries, and has entered into a previous business associate agreement with them;
            WHEREAS, Ascension Health, on behalf of the Health Ministries, and Accretive have entered into a Master Services Agreement (“Master Agreement”), whereby the Health Ministries receive services from Accretive;
            WHEREAS, Accretive, while in the course of providing services to Ascension Health under the Master Agreement, may be required to use or disclose Protected Health Information (as defined below) of Health Ministries; and
            WHEREAS, Accretive and Ascension Health are entering into this Agreement to assure that such Protected Health Information will be used, disclosed and maintained in conformance with the HIPAA requirements.
            NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:
W I T N E S S E T H
1.	Definitions. For purposes of this Agreement, the following terms shall have the designated meanings,
(a)	“Administrative Safeguards” shall mean administrative actions, policies and procedures to manage the selection, development, implementation and maintenance of security measures to protect Electronic Protected Health Information and to manage the conduct of the Accretive’s workforce in relation to the protection of that information.

(b)	“Ascension Health” shall mean: (i) Ascension Health; and (ii) Ascension’s Health Ministries.

(c)	“Designated Record Set” shall mean a group of records maintained by or for Ascension Health that is (i) the medical records and billing records about

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individuals maintained by or for Ascension Health, (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for Ascension Health to make decisions about individuals. As used herein, the term “Record” means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for Ascension Health.
(d)	“Electronic Protected Health Information” shall mean Protected Health Information that is transmitted or maintained in electronic media.

(e)	“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996.

(f)	“Individually Identifiable Health Information” shall mean information that is a subset of health information, including demographic information collected from an individual, and
(a)	is created or received by a health care provider, health plan, employer, or health care clearinghouse; and

(b)	relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual; and (a) identifies the individual, or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.
(g)	“Physical Safeguards” shall mean physician measures, policies and procedures to protect Accretive’s electronic information systems and related buildings and equipment from natural and environmental hazards and unauthorized intrusion.

(h)	“Privacy Standards” shall mean the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164.

(i)	“Protected Health Information” shall mean Individually Identifiable Health Information that is (i) transmitted by electronic media; (ii) maintained in any medium constituting electronic media; or (iii) transmitted or maintained in any other form or medium. “Protected Health Information” shall not include education records covered by the Family Educational Right and Privacy Act, as amended, 20 U.S.C. § 1232g, or records described in 20 U.S.C. § 1232g(a)(4)(B)(iv).

(j)	“Secretary” shall mean the Secretary of the United States Department of Health and Human Services.

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(k)	“Security Incident” shall mean the attempted or successful unauthorized access, use, disclosure, modification or destruction of information or interference with system operations in an information system.

(l)	“Security Standards” shall mean the Standards for the Protection of Electronic Protected Health Information, 45 C.F.R. Parts 160, 162 and 164.

(m)	“Technical Safeguards” shall mean the technology and the policy and procedures for its use that protect Electronic Protected Health Information and control access to it.
2.	Uses and Disclosures of Protected Health Information. Accretive shall not, and shall ensure that its directors, officers, employees contractors and agents do not, use or disclose Protected Health Information received from Ascension Health in any manner that is not permitted or required by the Master Agreement, this Agreement or required by law.

3.	Safeguards Against Misuse of Information. Accretive agrees that it will implement all appropriate safeguards to prevent the use or disclosure of Protected Health Information other than pursuant to the terms and conditions of this Agreement.

4.	Reporting of Disclosures of Protected Health Information. Accretive shall, within forty-eight hours of becoming aware of a use or disclosure of Protected Health Information in violation of this Agreement by Accretive, its officers, directors, employees, contractors, or agents, or by a third party to whom Accretive disclosed Protected Health Information, report any such use or disclosure to Ascension Health.

5.	Mitigation of Harmful Effects. Accretive agrees to mitigate, to the extent practicable, any harmful effect that is known to Accretive of a use or disclosure of Protected Health Information by Accretive in violation of the requirements of this Agreement.

6.	Agreements by Third Parties. Accretive shall enter into an agreement with any agent or subcontractor that will have access to Protected Health Information that is received from, or is created or received by Accretive on behalf of, Ascension Health pursuant to which such agent or subcontractor agrees to be bound by the same restrictions, terms, and conditions that apply to Accretive pursuant to this Agreement with respect to such Protected Health Information.

7.	Documentation of Disclosures. Accretive agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Ascension Health to respond to a request by an individual for an accounting of disclosures of Protected Health Information in accordance with 45 C.F.R. § 164.528. At a minimum, Accretive shall provide Ascension Health with the following information: (i) the date of the disclosure; (ii) the name of the entity or person who received the Protected Health Information, and if known, the address of such entity or person; (iii) a brief description of the Protected Health Information disclosed; and (iv) a brief statement of the purpose of such disclosure which includes an explanation of the basis for such

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disclosure. Additionally, Accretive, shall notify Ascension Health in writing of each disclosure made by Accretive (and/or by any subcontractors or agents of Accretive) that is subject to the accounting requirements in the Privacy Rule. Such notification shall be made to Ascension Health pursuant to the notification requirements set forth in this Agreement within thirty (30) days following each applicable disclosure.
8.	Accounting of Disclosures. Within ten (10) days of notice by Ascension Health to Accretive that it has received a request for an accounting of disclosures of Protected Health Information regarding an individual during the six (6) years prior to the date on which the accounting was requested, Accretive shall make available to Ascension Health information collected in accordance with Section 7 of this Agreement, to permit Ascension Health to respond to a request by an individual for an accounting of disclosures of Protected Health Information as required by 45 C.F.R. § 164.528. In the event the request for an accounting is delivered directly to Accretive, Accretive shall within two (2) days forward such request to Ascension Health. It shall be Ascension Health’s responsibility to prepare and deliver any such accounting requested. Accretive hereby agrees to implement an appropriate record keeping process to enable it to comply with the requirements of this Section.

9.	Access to Information. Within five (5) days of a request by Ascension Health for access to Protected Health Information about an individual contained in a Designated Record Set, Accretive shall make available to Ascension Health such Protected Health Information for so long as such information is maintained by Accretive in the Designated Record Set as required by 45 C.F.R. § 164.524. In the event any individual requests access to Protected Health Information directly from Accretive, Accretive shall within two (2) days forward such request to Ascension Health. Any denials of access to the Protected Health Information requested shall be the responsibility of Ascension Health.

10.	Availability of Protected Health Information for Amendment Within ten (10) days of receipt of a request from Ascension Health for the amendment of an individual’s Protected Health Information or a record regarding an individual contained in a Designated Record Set (for so long as the Protected Health Information is maintained in the Designated Record Set), Accretive shall provide such information to Ascension Health for amendment and incorporate any such amendments in the Protected Health Information as required by 45 C.F.R. §164.526.

11.	Availability of Books and Records. Accretive hereby agrees to make its internal practices, books, and records relating to the use and disclosure of Protected Health Information received from, or created or received by Accretive on behalf of, Ascension Health available to the Secretary for purposes of determining Ascension Health’s compliance with the Privacy Standards.

12.	Electronic Protected Health Information. To the extent that Accretive creates, receives, maintains or transmits Electronic Protected Health Information on behalf of Ascension Health on or after April 21, 2005, Accretive agrees to:

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(a)	Implement Administrative, Physical and Technical Safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the Electronic Protected Health Information;

(b)	Ensure that any agent, including a subcontractor, to whom it provides Electronic Protected Health Information agrees to implement reasonable and appropriate safeguards to protect it; and

(c)	Report to Ascension Health any Security Incident of which Accretive becomes aware.
13.	Effect of Termination of Master Agreement. Upon the termination of the Master Agreement for any reason, Accretive shall return to Ascension Health, or, at Ascension Health’s direction, destroy, all Protected Health Information received from Ascension Health that Accretive maintains in any form, recorded on any medium, or stored in any storage system, unless said information has been de-identified and is no longer Protected Health Information. This provision shall apply to Protected Health Information that is in the possession of subcontractors or agents of Accretive. Accretive shall retain no copies of the Protected Health Information. Accretive shall remain bound by the provisions of this Agreement, even after termination of the Master Agreement, until such time as all Protected Health Information has been returned, de-identified or otherwise destroyed as provided in this Section.

14.	Third Party Rights. The terms of this Agreement are not intended, nor should they be construed, to grant any rights to any parties other than Accretive and Ascension Health and Health Ministries.

15.	Injunctive Relief. Accretive acknowledges and stipulates that its unauthorized use or disclosure of Protected Health Information while performing services pursuant to the Master Agreement or this Agreement may cause irreparable harm to Ascension Health, and in such event, Ascension Health shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages and injunctive relief, together with the right to recover from Accretive costs, including reasonable attorneys’ fees, for any such breach of the terms and conditions of the Master Agreement or Agreement.

16.	Owner of Protected Health Information. Under no circumstances shall Accretive be deemed in any respect to be the owner of any Protected Health Information used or disclosed by or to Accretive pursuant to the terms of the Master Agreement.

17.	Changes in the Law. The parties agree to amend either the Master Agreement or this Agreement, as appropriate, to conform with any new or revised legislation, rules and regulations to which Ascension Health is subject now or in the future including, without limitation, the Privacy Standards, Security Standards or Transactions Standards (collectively “Laws”). If within ninety (90) days of either party first providing written notice to the other of the need to amend the Master Agreement or Agreement to comply with Laws, the parties, acting in good faith, are i) unable to mutually agree upon and

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make amendments or alterations to the Master Agreement or Agreement to meet the requirements in question, or ii) alternatively, the parties determine in good faith that amendments or alterations to the requirements are not feasible, then either party may terminate the Master Agreement upon thirty (30) days prior written notice.
18.	Breach of Contract. In addition to any other rights Ascension Health may have in the Master Agreement, this Agreement or by operation of law or in equity, a breach of this Agreement shall constitute a material breach of the Master Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

HEALTHCARE SERVICES, INC. d/b/a	ASCENSION HEALTH
ACCRETIVE HEALTH

/s/ Mary Tolan	/s/ Anthony J. Speranzo

Signed	Signed

Mary Tolan	Anthony J. Speranzo

Printed	Printed

12/13/07	12/13/07

Date	Date

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